FIRST AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JANUARY 15, 2026

BY AND AMONG

SEALY INDUSTRIAL PARTNERS IV OP, LP,

as Borrower,

AND

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

AND

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

AND

KEYBANC CAPITAL MARKETS, INC.,

AS LEAD ARRANGER AND BOOK MANAGER

§1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	§1.1	Definitions	1
	§1.2	Rules of Interpretation	34
§2.	THE CREDIT FACILITY		36
	§2.1	Revolving Credit Loans	36
	§2.2	Commitment to Lend Term Loan A and Term Loan B	37
	§2.3	Facility Unused Fee	38
	§2.4	Reduction and Termination of the Revolving Credit Commitments	38
	§2.5	Swing Loan Commitment	38
	§2.6	Interest on Loans	39
	§2.7	Requests for Revolving Credit Loans	40
	§2.8	Funds for Loans	41
	§2.9	Use of Proceeds	42
	§2.10	Letters of Credit	42
	§2.11	Increase in Total Commitment	44
	§2.12	Extension of Revolving Credit Maturity Date	47
	§2.13	Defaulting Lenders	48
§3.	REPAYMENT OF THE LOANS		51
	§3.1	Stated Maturity	51
	§3.2	Mandatory Prepayments	51
	§3.3	Optional Prepayments	52
	§3.4	Partial Prepayments	52
	§3.5	[Intentionally Omitted]	52
	§3.6	Effect of Prepayments	52
§4.	CERTAIN GENERAL PROVISIONS		52
	§4.1	Conversion Options	52
	§4.2	Fees	53
	§4.3	Funds for Payments	53
	§4.4	Computations	56
	§4.5	Temporary Inability to Determine Rates	56
	§4.6	Illegality	57
	§4.7	Breakage Compensation	57
	§4.8	Additional Costs, Etc	57
	§4.9	Capital Adequacy	58
	§4.10	[Intentionally Omitted]	59
	§4.11	Default Interest; Late Charge	59
	§4.12	Certificate	59
	§4.13	Limitation on Interest	59
	§4.14	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	59
	§4.15	Permanent Inability to Determine Rate; Benchmark Replacement	60
§5.	COLLATERAL SECURITY; GUARANTY		61
	§5.1	Collateral	61
	§5.2	Appraisals	61
	§5.3	Addition of Collateral Pool Properties	62
	§5.4	Release of a Collateral Pool Property	63
	§5.5	Additional Subsidiary Guarantors	64
	§5.6	Release of Certain Guarantors	64
	§5.7	Release of Collateral	64
	§5.8	Non-Encumbrance of Collateral Pool Properties	65
§6.	REPRESENTATIONS AND WARRANTIES		65
	§6.1	Corporate Authority, Etc	65
	§6.2	Governmental Approvals	65
	§6.3	Title to Properties	65
	§6.4	Financial Statements	66

	§6.5	No Material Changes	66
	§6.6	Franchises, Patents, Copyrights, Etc	66
	§6.7	Litigation	66
	§6.8	No Material Adverse Contracts, Etc	66
	§6.9	Compliance with Other Instruments, Laws, Etc	67
	§6.10	Tax Status	67
	§6.11	No Event of Default	67
	§6.12	Investment Company Act	67
	§6.13	Absence of UCC Financing Statements, Etc	67
	§6.14	Setoff, Etc	67
	§6.15	Certain Transactions	67
	§6.16	Employee Benefit Plans	67
	§6.17	Disclosure	68
	§6.18	Trade Name; Place of Business	68
	§6.19	Regulations T, U and X	68
	§6.20	Environmental Compliance	68
	§6.21	Subsidiaries; Organizational Structure	69
	§6.22	Leases	70
	§6.23	Collateral Pool Properties	70
	§6.24	Brokers	73
	§6.25	Other Debt	73
	§6.26	Solvency	73
	§6.27	No Bankruptcy Filing3	73
	§6.28	No Fraudulent Intent	73
	§6.29	Transaction in Best Interests of Guarantors; Consideration	73
	§6.30	Contribution Agreement	74
	§6.31	OFAC	74
	§6.32	Ground Lease	74
	§6.33	Collateral Pool Properties	75
	§6.34	EEA or UK Financial Institutions	75
	§6.35	Beneficial Ownership	75
§7.	AFFIRMATIVE COVENANTS		75
	§7.1	Punctual Payment	75
	§7.2	Maintenance of Office	75
	§7.3	Records and Accounts	75
	§7.4	Financial Statements, Certificates and Information	75
	§7.5	Notices	78
	§7.6	Existence; Maintenance of Properties	79
	§7.7	Insurance; Condemnation	80
	§7.8	Taxes; Liens	83
	§7.9	Inspection of Properties and Books	84
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	84
	§7.11	Further Assurances	84
	§7.12	Management	84
	§7.13	Leases	85
	§7.14	Business of Borrower Operations	85
	§7.15	Registered Servicemark	86
	§7.16	Plan Assets	86
	§7.17	Ownership of Real Estate	86
	§7.18	Distributions of Income to Borrower	86
	§7.19	Interest Rate Hedge	87
	§7.20	More Restrictive Agreements	87
	§7.21	Sanctions Laws and Regulations	87
	§7.22	KYC	87
	§7.23	Beneficial Ownership	88
§8.	NEGATIVE COVENANTS		88
	§8.1	Restrictions on Indebtedness	88

	§8.2	Restrictions on Liens, Etc	89
	§8.3	Restrictions on Investments	90
	§8.4	Merger, Consolidation	91
	§8.5	Sale and Leaseback	92
	§8.6	Compliance with Environmental Laws	92
	§8.7	Distributions	93
	§8.8	Asset Sales	93
	§8.9	[Intentionally Omitted]	93
	§8.10	Changes in Use and Occupancy; Zoning and Contract Changes and Compliance	93
	§8.11	Derivatives Contracts	93
	§8.12	Transactions with Affiliates	93
	§8.13	Equity Pledges	94
	§8.14	Waste; Alterations	94
	§8.15	Changes to Organizational Documents	94
	§8.16	Options to Purchase	94
	§8.17	Non-Encumbrance of Collateral Pool Properties	95
§9.	FINANCIAL COVENANTS		95
	§9.1	Collateral Pool	95
	§9.2	Consolidated Total Indebtedness to Total Asset Value	95
	§9.3	EBITDA to Fixed Charges	95
	§9.4	Minimum Consolidated Tangible Net Worth	95
	§9.5	Secured Indebtedness	95
§10.	CLOSING CONDITIONS		95
	§10.1	Loan Documents	95
	§10.2	Certified Copies of Organizational Documents	95
	§10.3	Resolutions	95
	§10.4	Incumbency Certificate; Authorized Signers	96
	§10.5	Opinion of Counsel	96
	§10.6	Payment of Fees	96
	§10.7	Insurance	96
	§10.8	Performance; No Default	96
	§10.9	Representations and Warranties	96
	§10.10	Proceedings and Documents	96
	§10.11	Eligible Real Estate Qualification Documents	96
	§10.12	Compliance Certificate and Collateral Pool Certificate	96
	§10.13	[Intentionally Omitted]	96
	§10.14	Consents	96
	§10.15	Contribution Agreement	97
	§10.16	KYC; Beneficial Ownership Certificate	97
	§10.17	Other	97
§11.	CONDITIONS TO ALL BORROWINGS		97
	§11.1	Prior Conditions Satisfied	97
	§11.2	Representations True; No Default	97
	§11.3	Borrowing Documents	97
	§11.4	Endorsement to Title Policy	97
	§11.5	Future Advances Tax Payment	97
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC		98
	§12.1	Events of Default and Acceleration	98
	§12.2	Certain Cure Periods; Limitation of Cure Periods	100
	§12.3	Termination of Commitments	101
	§12.4	Remedies	101
	§12.5	Distribution of Collateral Proceeds	102
	§12.6	Collateral Account	102
§13.	SETOFF		103
§14.	THE AGENT		103
	§14.1	Authorization	103
	§14.2	Employees and Agents	104

	§14.3	No Liability	104
	§14.4	No Representations	104
	§14.5	Payments	104
	§14.6	Holders of Notes	105
	§14.7	Indemnity	105
	§14.8	Agent as Lender	105
	§14.9	Resignation; Removal	105
	§14.10	Duties in the Case of Enforcement	106
	§14.11	Duties in the Case of Enforcement	106
	§14.12	Request for Agent Action	106
	§14.13	Reliance by Agent	107
	§14.14	Approvals	107
	§14.15	Borrower Not Beneficiary	107
	§14.16	Reliance on Hedge Provider	107
	§14.17	Erroneous Payments	107
§15.	EXPENSES		110
§16.	INDEMNIFICATION		110
§17.	SURVIVAL OF COVENANTS, ETC		111
§18.	ASSIGNMENT AND PARTICIPATION		111
	§18.1	Conditions to Assignment by Lenders	111
	§18.2	Register	112
	§18.3	New Notes	112
	§18.4	Participations	112
	§18.5	Pledge by Lender	113
	§18.6	No Assignment by the Borrower or the Guarantors	113
	§18.7	Disclosure	113
	§18.8	Amendments to Loan Documents	114
	§18.9	Mandatory Assignment	114
	§18.10	Titled Agents	114
§19.	NOTICES		114
§20.	RELATIONSHIP		116
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		116
§22.	HEADINGS		117
§23.	COUNTERPARTS		117
§24.	ENTIRE AGREEMENT, ETC		117
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		117
§26.	DEALINGS WITH THE BORROWER AND THE GUARANTORS		117
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC		118
§28.	SEVERABILITY		119
§29.	TIME OF THE ESSENCE		119
§30.	NO UNWRITTEN AGREEMENTS		119
§31.	REPLACEMENT NOTES		120
§32.	NO THIRD PARTIES BENEFITED		120
§33.	PATRIOT ACT		120
§34.	Acknowledgement and consent to bail-in of AFFECTED financial institutions		120
§35.	ELECTRONIC SIGNATURES		121
§36.	WAIVER OF CLAIMS		121
§37.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs		121
§38.	ELECTRONIC SIGNATURES		122

EXHIBITS AND SCHEDULES

Exhibit A-1	FORM OF REVOLVING CREDIT NOTE
Exhibit A-2	FORM OF SWING LOAN NOTE
Exhibit B-1	FORM OF TERM LOAN A NOTE
Exhibit B-2	FORM OF TERM LOAN B NOTE
Exhibit C	FORM OF JOINDER AGREEMENT
Exhibit D	FORM OF REQUEST FOR LOAN
Exhibit E	FORM OF LETTER OF CREDIT REQUEST
Exhibit F	FORM OF LETTER OF CREDIT APPLICATION
Exhibit G	FORM OF COLLATERAL POOL CERTIFICATE
Exhibit H	FORM OF COMPLIANCE CERTIFICATE
Exhibit I	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit L	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS
Schedule 1.3	INITIAL SUBSIDIARY GUARANTORS
Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS
Schedule 6.5	NO MATERIAL CHANGES
Schedule 6.7	PENDING LITIGATION
Schedule 6.10	TAXPAYER IDENTIFICATION NUMBERS
Schedule 6.15	CERTAIN TRANSACTIONS
Schedule 6.20(c)	ENVIRONMENTAL RELEASES
Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS
Schedule 6.21(a)	BORROWER SUBSIDIARIES
Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES AND DSTS
Schedule 6.22	EXCEPTIONS TO RENT ROLL
Schedule 6.23	INITIAL COLLATERAL POOL PROPERTIES
Schedule 6.25	EXISTING INDEBTEDNESS
Schedule 8.3	OTHER PERMITTED INVESTMENTS

first amended and restated CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of the 15th day of January, 2026, by and among SEALY INDUSTRIAL PARTNERS IV OP, LP, a Georgia limited partnership (“Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, INC. (“KCM”), as Lead Arranger and Book Manager (the “Arranger”).

R E C I T A L S

WHEREAS, Borrower, Agent and KeyBank entered into that certain Credit Agreement dated as of July 15, 2022, as amended by that certain First Amendment to Credit Agreement dated as of January 27, 2023, effective as of December 31, 2022, that certain Second Amendment to Credit Agreement dated as of February 17, 2023, that certain Third Amendment to Credit Agreement dated as of February 13, 2024, that certain Fourth Amendment to Credit Agreement dated as of January 29, 2025, that certain Fifth Amendment to Credit Agreement dated as of May 14, 2025, that certain Sixth Amendment to Credit Agreement dated as of September 19, 2025, and that certain Seventh Amendment to Credit Agreement dated as of November 21, 2025 (collectively, the “Existing Credit Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Acknowledgments. The Acknowledgments executed by a Subsidiary Guarantor or another Person in which Equity Interests have been pledged pursuant to the Loan Documents in favor of the Agent, acknowledging the pledge of Equity Interests in such Subsidiary Guarantor or other Person to the Agent.

Acquisition Costs. The actual deal costs incurred by Borrower and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP. Acquisition Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated or pursued for purchase, or has been consummated.

Additional Subsidiary Guarantor. Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.5.

Adjusted Collateral Pool Value. The Collateral Pool Value for Eligible Real Estate owned by Borrower and Subsidiary Guarantors included as Collateral Pool Properties shall be the amount which is sixty percent (60%) of the sum of the Collateral Pool Values of each Collateral Pool Property as most recently determined under this Agreement.

Adjusted Daily Simple SOFR. With respect to a Daily Simple SOFR Loan, the greater of (1) Daily Simple SOFR and (2) the Floor.

Adjusted Net Operating Income. On any date of determination Net Operating Income from the Collateral Pool Properties for the prior four (4) fiscal quarters most recently ended less the Capital Reserve applicable to the

Collateral Pool Properties for such period. For the purposes of calculating Adjusted Net Operating Income for the Collateral Pool Properties not owned and operated by the Borrower or a Subsidiary Guarantor for the prior four (4) full fiscal quarters most recently ended, the Adjusted Net Operating Income attributable to such Collateral Pool Properties shall be calculated by using the actual historical results for such Collateral Pool Properties for the prior four (4) full fiscal quarters most recently ended as if the Collateral Pool Properties had been owned by the Borrower or a Subsidiary Guarantor during such period; provided, however, to the extent actual historical Adjusted Net Operating Income attributable to such Collateral Pool Properties is unavailable, the Borrower may include such calculation of Adjusted Net Operating Income attributable to such Collateral Pool Properties calculated on a proforma basis, so long as the Agent shall have given its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Additionally, for Collateral Pool Properties that have been disposed of during the period of the prior four fiscal quarters most recently ended, the Adjusted Net Operating Income attributable to such Collateral Pool Properties shall be excluded from the calculation of Adjusted Net Operating Income.

Adjusted Term SOFR. For any Available Tenor and Interest Period with respect to a Term SOFR Loan, an interest rate per annum equal to Term SOFR for such Interest Period; provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

Affected Financial Institution. Any (a) EEA Financial Institution or (b) UK Financial Institution.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “control”, “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by Agent.

Aggregate Occupancy Rate. The quotient of (a) Net Rentable Area for all of the Collateral Pool Properties subject to Leases as to which (i) tenants are in occupancy of all of their respective leased premises (or as to which a tenant has executed and delivered a lease for space within a Collateral Pool Property, which lease is in full force and effect and with respect to which the tenant will take occupancy within ninety (90) days of execution of such lease), (ii) tenants are not in default of any of their monetary or other material obligations under their respective Lease beyond sixty–two (62) days (excluding year-end reconciliations of CAM charges or similar items and any failure to pay the first month such amount becomes due and payable the incremental increase in annual base rent as a result of the impact of an annual escalation of such rent), (iii) are an arm’s length Lease entered into in the ordinary course of business with a party that is not an Affiliate of the Borrower, (iv) tenants thereunder are not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, unless such tenants have unconditionally assumed their lease pursuant to a final court order in such proceeding and (v) guarantors thereunder are not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, divided by (b) Net Rentable Area for all of the Collateral Pool Properties, expressed as a percentage.

Agreement. This First Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto , as amended, restated, supplemented or otherwise modified from time to time.

Agreement Regarding Fees. See §4.2.

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Lending Office. With respect to each Lender, the office designated by such Lender to the Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and SOFR Rate Loans.

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” value basis, performed by an independent appraiser who is not an employee of the Borrower or any of its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be reasonably acceptable to the Agent; provided, however, any Appraisal of a Collateral Pool Property that is secured by a Mortgage shall additionally be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders.

Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate, obtained pursuant to §5.2 or §10.13; subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment based on criteria and factors generally used and considered by the Agent in determining the value of similar properties.

Arranger. As defined in the preamble hereto.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Hedge. Any Assignment of Hedge Agreement hereafter provided by the Borrower to the Agent for the benefit of the Lenders, as the same may be modified and amended, pursuant to which the Interest Hedge described in §7.19 is pledged as security for the Obligations, and any acknowledgments, consents and financing statements that may be delivered in connection therewith, such collateral assignment to be in form and substance reasonably satisfactory to Agent.

Assignment of Interests. Collectively, (i) that certain Collateral Assignment of Interests executed by Borrower and Master Associates, in favor of Agent, dated as of January 29, 2025, as amended by that certain Amendment to Collateral Assignment of Interests, made as of March 21, 2025, that certain Amendment to Collateral Assignment of Interests, made as of April 25, 2025, that certain Amendment to Collateral Assignment of Interests, made as of June 30, 2025, that certain Amendment to Collateral Assignment of Interests, made as of September 25, 2025 and that certain Amendment to Collateral Assignment of Interests, made as of the date of this Agreement, as the same may be further modified, amended, restated or supplemented from time to time, and (ii) each of the Collateral Assignments of Interests executed by the Borrower or a Subsidiary Guarantor in favor of the Agent, each such agreement to be substantially in the form satisfactory to Agent, with such changes thereto as Agent may reasonably require given the structure of the ownership of the related Collateral Pool Property, as the same may be further modified, amended, restated or supplemented from time to time.

Assignment of Leases and Rents. Each of the assignments of leases and rents from a Subsidiary Guarantor to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of Subsidiary Guarantor as lessor with respect to all Leases of all or any part of each Collateral Pool Property, each such assignment entered into after the date hereof to be substantially in the form as the initial Assignment of Leases and Rents executed and delivered by each of the Subsidiary Guarantors on the “Closing Date” under the Existing Credit Agreement, with such changes thereto as Agent may require as a result of this Agreement or state law or practice, as the same may be modified, amended or restated.

Authorized Officer. Any of the following Persons: James Gilligan, Mark P. Sealy, Scott P. Sealy, Scott P. Sealy, Jr., Michael P. Sealy and Calvin H. Sears and such other Persons as Borrower shall designate in a written notice to Agent.

Available Tenor. As of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to §4.15(d).

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation. (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Balance Sheet Date. September 30, 2025.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. For any day, a fluctuating rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (i) the Federal Funds Effective Rate in effect from time to time, as determined in one (1) business day arrears, plus 0.50%, (ii) the rate of interest in effect for such day as established from time to time by the Agent as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, (iii) Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%). Any change in the Base Rate due to a change in the prime rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans, the Term Loan Base Rate Loans, and the Swing Loans, bearing interest by reference to the Base Rate.

Benchmark. Initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to §4.15.

Benchmark Replacement. With respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Agent as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment. With respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

Benchmark Replacement Date. The earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event. With respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date. With respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period. With respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.15 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.15.

Beneficial Ownership Certification. As to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Agent or any Lender requesting the same.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

Borrower. As defined in the preamble hereto.

Borrower LPA. That certain First Amended and Restated Agreement of Limited Partnership of Sealy Industrial Partners IV OP, LP, dated as of April 22, 2022.

Building. With respect to each Collateral Pool Property or parcel of Real Estate, any of the buildings, structures and improvements now or hereafter located thereon.

Business Day. (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Rate Loans, a SOFR Business Day.

Capital Reserve. For any period and with respect to any of the Collateral Pool Properties, an amount equal to $0.15 multiplied by the total square footage of the Buildings in Real Estate that was a Collateral Pool Property during such period.

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Carve-Out Guarantor. Collectively, Sealy & Company and SIPIVGP, and individually any of them.

Cash Collateral Agreement. The Cash Collateral Agreement, dated as of July 15, 2022, by and among the Borrower, the Subsidiary Guarantors, each Additional Subsidiary Guarantor that may hereafter become a party thereto and Agent, in its capacity as administrative agent and in its capacity as depository bank, as amended by that certain Omnibus Amendment to Loan Documents dated of even date herewith, as the same may be further modified, amended, restated or supplemented from time to time.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of

$100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.

CERCLA. See §6.20.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) Borrower, Master Associates, SIPIVGP, SIPIVLP, SIP IV REIT, SIP IV Investor or any Subsidiary Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(b) (i) Scott P. Sealy, Sr., Mark P. Sealy, Scott Sealy, Jr., Michael Sealy and their respective spouses, children and grandchildren fail to own in the aggregate, directly or indirectly, at least one hundred percent (100%) of the legal, economic, and beneficial interests (but excluding voting interests which are covered in clause (b)(ii) below) in any Sealy Investment Company and any manager of any Sealy Investment Company, or shall fail to own such interests free of any lien, encumbrance or other adverse claim; or

(ii) (A) Scott P. Sealy, Sr., Mark P. Sealy, Scott Sealy, Jr. and Michael Sealy fail to (1) own in the aggregate, directly or indirectly, at least sixty-two and one-half percent (62.5%) of the voting interests in any Sealy Investment Company and any manager of any Sealy Investment Company or (2) control (without the required approval or consent of any other Person) the management, decisions and policies of any Sealy Investment Company (including without limitation with respect to investments, financing, leasing and disposition decisions), whether such control is directly through any Sealy Investment Company or indirectly through any manager of any Sealy Investment Company, (B) the balance of any voting interests in any Sealy Investment Company and any manager of any Sealy Investment Company not owned by Persons described in clause (b)(ii)(A) above shall fail to be owned by the respective spouses, children and grandchildren of Scott P. Sealy, Sr., Mark P. Sealy, Scott Sealy, Jr. and Michael Sealy, or (C) any of such Persons shall fail to own such interests free of any lien, encumbrance or other adverse claim; or

(c) Reserved;

(d) Reserved;

(e) SIPIVLP shall fail to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the legal, economic, voting and beneficial interest of all of the common stock of SIP IV REIT;

(f) Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the legal, economic, voting and beneficial interest of each Subsidiary Guarantor; or

(g) (i) Sealy & Company shall fail to (A) be the sole limited liability company member of SIPIVGP, or (B) own at least one hundred percent (100%) of the voting interests in SIPIVGP free of any lien, encumbrance or other adverse claim, or (ii) control of the management and policies of SIPIVGP, whether such control is directly as managers of SIPIVGP or indirectly through Sealy & Company, shall not be vested in at least two of Scott P. Sealy, Sr., Mark P. Sealy, Scott Sealy, Jr. or Michael Sealy;

(h) Sealy & Company shall fail to own directly or indirectly, free of any lien, encumbrance or other adverse claim at least one hundred percent (100%) of the legal, economic, voting and beneficial interest of SIPIVGP; or

(i) (i) SIPIVGP shall fail to be the sole general partner of Borrower, and or fail to control the management and policies of Borrower or SIPIVLP (subject to the rights of the management committee of Borrower and SIPIVLP), or (ii) SIPIVGP shall fail to own such interests free and clear of any lien, encumbrance or other adverse claim; or

(j) Any Person, group or representative is granted any approval rights over management and policy decisions made by either SIPIVGP or the management committee of Borrower; or

(k) Any two of Scott P. Sealy, Sr., Mark P. Sealy, Scott Sealy, Jr. and Michael Sealy shall cease to be Chairman/Chief Executive Officer and President, respectively, of Sealy & Company and to sit on the management committee of Borrower, and a competent and experienced replacement officer or member, as applicable, shall not be reasonably approved by the Agent within three (3) months of such event.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

CME. CME Group Benchmark Administration Ltd.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral. All of the property, rights and interests of the Borrower and the Subsidiary Guarantors which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Collateral Pool Properties, Equity Interests in the Subsidiary Guarantors and the Guaranty.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Collateral Pool Interest Coverage Ratio. The ratio of Adjusted Net Operating Income, divided by the actual interest expense and Letter of Credit fees incurred pursuant to this Agreement for such period.

Collateral Pool Availability. The Collateral Pool Availability shall be the amount which is the lesser of (a) the Total Commitment, (b) the Adjusted Collateral Pool Value, (c) the maximum principal amount of Loans which would not cause the Collateral Pool Implied Debt Service Coverage Ratio to be less than 1.30 to 1.00, and (d) the maximum principal amount of the Loans which would not cause the Collateral Pool Interest Coverage Ratio to be less than 1.50 to 1.00.

Collateral Pool Certificate. See §7.4(c).

Collateral Pool Implied Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income, divided by the Implied Debt Service.

Collateral Pool Property or Collateral Pool Properties. The Real Estate owned (or leased pursuant to a Ground Lease) by a Subsidiary Guarantor that is security for the Obligations pursuant to (a) with respect to Real Estate for which Agent elects to maintain a Mortgage as set forth in the last paragraph of §5.3(a) hereof, the Mortgages, if any, and (b) with respect to the pledge of Equity Interests in the Subsidiary Guarantor that owns such Real Estate (and any other Subsidiary of Borrower which owns an interest in such Subsidiary), the Assignment of Interests.

Collateral Pool Value. As of any date of determination for each Collateral Pool Property, (a) for the period commencing on the acquisition of such Collateral Pool Property by a Subsidiary Guarantor and ending on the date occurring twelve (12) calendar months thereafter, the lesser of (i) the Acquisition Costs of such Collateral Pool Property and (ii) the Appraised Value, if available, of such Collateral Pool Property as most recently determined under this Agreement, provided that if the Appraised Value is not available, then the Collateral Pool Value will be based solely on the Acquisition Costs of such Collateral Pool Property, and (b) at all times thereafter, the Appraised Value of such Collateral Pool Property as most recently determined under this Agreement.

Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender and (c) the Term Loan B Commitment of such Lender.

Commitment Increase. An increase in the Revolving Credit Commitment, Term Loan A Commitment and/or the Term Loan B Commitment pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if any of the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Communications. See §7.4.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.

Conforming Changes. With respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of §4.7 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated or consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense. As of any date of determination and for any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized, without double-counting, by the Borrower and its Subsidiaries during such period on: (i) all Indebtedness of the Borrower and its Subsidiaries (including the Loans, obligations under Capitalized Leases (to the extent EBITDA has not been reduced by such Capitalized Lease obligations in the applicable period), original issue discount and amortization of prepaid interest, if any, but excluding any Preferred Distributions), (ii) all amounts available for borrowing, or for drawing under letters of credit (including the Letters of Credit), if any, issued for the account of the Borrower or any of its Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money (other than amortization of deferred financing costs related to the revolving credit and term loan facility made available to the Borrower pursuant to this Agreement). Consolidated Interest Expense shall not include non-cash interest expense, but includes capitalized interest (less capitalized interest not paid to third parties) not escrowed or funded under an interest reserve pursuant to a specific debt obligation.

Consolidated Tangible Net Worth. As of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) the Total Asset Value on that date, minus (b) Consolidated Total Indebtedness of Borrower and its Subsidiaries on that date.

Consolidated Total Indebtedness. All Indebtedness and, to the extent not included in Indebtedness, all liabilities (determined in accordance with GAAP) of the Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates and DSTs.

Continue, Continuation and Continued. Refers to a continuation of a SOFR Rate Loan for an additional Interest Period as provided in §4.1.

Contribution Agreement. That certain Contribution Agreement, dated as of July 15, 2022, among the Borrower, Master Associates, SIPIVLP, SIP IV REIT, SIP IV Investor, Subsidiary Guarantors and each Additional Subsidiary Guarantor which may hereafter become a party thereto, as amended by that certain Omnibus Amendment to Loan Documents dated of even date herewith, as the same may be further modified, amended, restated or supplemented from time to time.

Contribution Value. The value at which such Real Estate was contributed to the Borrower or its subsidiaries.

Control and Controlled by. Unless expressly noted, have the meanings assigned to such terms in Rule 405 under the Securities Act of 1933, as amended.

Conversion/Continuation Request. A written notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1, which notice shall specify (A) the Loan (or portion thereof) to be continued or converted, (B) the requested effective date of the continuation or conversion (which shall be a Business Day), (C) whether the resulting Loan is to be a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan, and (D) in the case of a continuation or conversion resulting in a Term SOFR Loan, the Interest Period applicable thereto.

Covered Party. See §36.

Daily Simple SOFR. For any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

Daily Simple SOFR Loan. Each Loan bearing interest at a rate based upon Daily Simple SOFR.

Default. See §12.1.

Default Rate. See §4.11.

Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and the Borrower or the Agent, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations hereunder, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, (d) is subject to any Bail-In Action, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person. See §6.31.

Development Property. Any Real Estate on which construction, redevelopment or material rehabilitation of material improvements for use as an Industrial Property has commenced or is contemplated to commence within the six (6) months following the date of determination and, subject to force majeure events, is expected to proceed to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Borrower and its Subsidiaries. So long as such Real Estate remains less than eighty percent (80%) leased to an unaffiliated third party as the first tenant following completion of such construction, redevelopment or material rehabilitation it shall be considered Development Property. Notwithstanding the foregoing or anything in this definition to the contrary, any Real Estate will no longer be considered to be a Development Property at the earlier of (a) the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenant improvements) for twelve (12) months, or (b) the date upon which notice is received by Agent from the Borrower that it elects to remove the Real Estate from the category of “Development Property”. Each individual phase of a given development will be considered a separate and distinct project for the purposes of this definition.

Directions. See §14.14.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of a Person or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of the Person making such dividend or other distribution to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of a Person or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Person or any of its Subsidiaries of Borrower now or hereafter outstanding. Without limiting the foregoing, Distributions shall include Preferred Distributions. For the purposes of this Agreement, Distributions shall not include Distributions from DSTs to the owners of direct interests in such DST.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §4.1.

DST. A Person formed as a Delaware statutory trust.

DST Affiliates. A DST in which Borrower or a Subsidiary of Borrower has an Investment.

EBITDA. For any period, for the Borrower and its Subsidiaries on a consolidated basis (and without double-counting), an amount equal to consolidated Net Income for such period (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”), which amount shall be adjusted to include the Free Rent Credit, plus (a) the following to the extent deducted in calculating such consolidated Net Income: (i) accrued Consolidated Interest Expense for such period, (ii) real estate depreciation and amortization expense for such period, (iii) Acquisition Costs and (iv) other non-recurring or non-cash expenses of the Borrower and its Subsidiaries, in each case reducing such consolidated Net Income for such period and minus (b) gains attributable to the sale or other disposition of assets or debt restructurings in such period to the extent included in calculating such consolidated Net Income, in each case increasing consolidated Net Income for such period; and further in each case adjusted to include the Borrower’s or any of its Subsidiaries’ pro rata share of EBITDA (and the items comprising EBITDA) from any Unconsolidated Affiliate or DST in such period, based on its Equity Percentage in such Unconsolidated Affiliate or DST (or such other amount from such Unconsolidated Affiliate or DST to which Borrower or its Subsidiary is entitled or for which Borrower or its Subsidiaries are obligated based on an arm’s length agreement). “EBITDA” shall be adjusted to remove any impact of straight lining of rents and amortization of intangibles pursuant to Accounting Standards Codification No. 805, Business Combinations (formerly Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations).

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System. See §7.4.

Eligible Real Estate. Real Estate:

(a) which is wholly-owned in fee simple (or leased under a Ground Lease) by a Subsidiary Guarantor;

(b) which is located within the continental United States;

(c) which is improved by a completed Industrial Property that is capable of being income producing. Any other Real Estate which is not an Industrial Property may be Eligible Real Estate with the prior written approval of the Agent, such approval to be granted in their sole discretion;

(d) which is free of any Liens, mortgages, pledges, negative pledges or other similar encumbrances, except those expressly permitted by this Agreement;

(e) reserved;

(f) as to which all of the representations set forth in §6 of this Agreement concerning the subject Collateral Pool Property are true and correct as of the date such Eligible Real Estate becomes a Collateral Pool Property and any applicable date that such representations are made or expressly deemed made or repeated hereunder;

(g) as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Collateral Pool Property;

(h) as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of §5.3(a), the Agent has approved for inclusion as Collateral; and

(i) as to which, the property management agreement, if any, shall be consistent with the Agent's approved form and shall be subordinated to the Obligations.

Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower, the Guarantors or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. A firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreement.

Equity Interests. With respect to any Person, any share of capital stock, membership interest, partnership interest of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and/or sale after the date of this Agreement by Borrower or any of its Subsidiaries of any equity interests or securities of such Person, including, without limitation, (a) any new Preferred Securities or any increase in the amount thereof, and (b) any conversion of equity interests or securities of any Subsidiary of Borrower into equity interests in the Borrower.

Equity Percentage. The aggregate ownership percentage of the Borrower or its Subsidiaries in each non-Wholly Owned Subsidiary, Unconsolidated Affiliate or DST, as applicable, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the non-Wholly Owned Subsidiary, Unconsolidated Affiliate or DST as set forth in the non-Wholly Owned Subsidiary’s, Unconsolidated Affiliate’s or DST’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the non-Wholly Owned Subsidiary, Unconsolidated Affiliate or DST reflecting such Person’s current allocable share of income and expenses of the non-Wholly Owned Subsidiary, Unconsolidated Affiliate or DST.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with Guarantor or its Subsidiaries under §414 of the Code or §4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA as to which the requirement of notice has not been waived or any other event with respect to which Borrower, the Guarantors or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

Erroneous Payment. See §14.17(a).

Erroneous Payment Deficiency Assignment. See §14.17(d).

Erroneous Payment Impacted Class. See §14.17(d).

Erroneous Payment Return Deficiency. See §14.17(d).

Erroneous Payment Subrogation Rights. See §14.17(d).

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default. See §12.1.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement. As defined in the recitals to this Agreement.

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero percent (0.00%) for the purposes of this Agreement.

Fee Owner. See §6.32(a).

Fixed Charges. As of any date of determination for any applicable period, determined on a consolidated basis, an amount equal to, without duplication, (i) Consolidated Interest Expense for such period plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the Borrower and its Subsidiaries on a consolidated basis plus (iii) the Preferred Distributions, if any, paid or required to be paid during such period plus (iv) the ground lease payments of the Borrower and its Subsidiaries to the extent not otherwise included plus (v) the Borrower or its Subsidiaries pro rata share (based upon their Equity Percentage in such Unconsolidated Affiliate or DST) of all Fixed Charges from any Unconsolidated Affiliate or DST of the Borrower and its Subsidiaries.

Floor. A rate of interest equal to zero percent (0.0%) per annum.

Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Free Rent Credit. Any amounts for rental abatements provided by the landlord to a tenant under any lease that (a) the buyer receives a credit for against the purchase price of Real Estate, (b) accrue from and after the acquisition of such Real Estate, and (c) are specifically identified on the acquisition settlement statement.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

General Partner. SIPIVGP.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Ground Lease. Any ground lease approved by Agent pursuant to which a Subsidiary Guarantor leases a Collateral Pool Property.

Ground Lease Default. See §6.32(d).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, the Carve-Out Guarantor, the Subsidiary Guarantors, Master Associates, SIPIVLP, SIP IV REIT, SIP IV Investor and each Additional Subsidiary Guarantor, and individually any of them.

Guaranty. The Unconditional Guaranty of Payment and Performance, dated as of July 15, 2022, given by Master Associates, SIPIVLP, SIP IV REIT, SIP IV Investor, the Subsidiary Guarantors and each Additional Subsidiary Guarantor which may hereafter become a party thereto to and for the benefit of Agent and the Lenders, as amended by that certain Omnibus Amendment to Loan Documents dated of even date herewith, and as the same may be further modified, amended, restated or supplemented from time to time.

Hazardous Substances. As defined in the Indemnity Agreement.

Hedge. Any interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to Hedge. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

Implied Debt Service. On any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of the Loans and Letters of Credit Liabilities as of such date, calculated using an interest rate equal to the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent plus two percent (2.00%), and (b) five percent (5.00%).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than sixty (60) days past due) and not being contested in good faith by appropriate procedures diligently and continuously pursued, the enforcement of which is effectively stayed during the period of such contest and for which adequate reserves have been established in accordance with GAAP); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered (other than trade debt incurred in the ordinary course of business which is not more than sixty (60) days past due and not being contested in good faith by appropriate procedures diligently and continuously pursued, the enforcement of which is effectively stayed during the period of such contest and for which adequate reserves have been established in accordance with GAAP); (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, (except for purchase agreements entered into for the acquisition of Eligible Real Estate in the ordinary course of business), repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests other than Mandatorily Redeemable Stock); (h) net obligations under any Derivatives Contract, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (only to the extent of the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such guarantee , and excluding guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability until a claim is made with respect thereto), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate or DST of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001. For the avoidance of doubt, if a Person has guaranteed Indebtedness of an Unconsolidated Affiliate, DST or non-Wholly Owned Subsidiary, the greater of the Indebtedness guaranteed or the Equity Percentage of such Indebtedness shall be included in Indebtedness. Indebtedness shall be adjusted to remove any impact of intangibles pursuant to Accounting Standards Codification Topic 805, as issued by the Financial Accounting Standards.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials, dated as of July 15, 2022, made by the Guarantors, the Borrower and each Additional Subsidiary Guarantor in favor of the Agent and the Lenders, as amended by that certain Omnibus Amendment to Loan Documents dated of even date herewith, and as the same may be further modified, amended, restated or supplemented from time to time, pursuant to which the Guarantors, the Borrower and each Additional Subsidiary Guarantor agree to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Indemnity and Guaranty Agreement. That certain Indemnity and Guaranty Agreement, dated as of July 15, 2022, by Carve-Out Guarantor in favor of Agent and Lenders, as amended by that certain Omnibus Amendment to Loan Documents dated of even date herewith, as the same may be further modified, amended, restated or supplemented from time to time.

Industrial Property. Any Real Estate that is an industrial property designed to be used primarily for one of the following purposes: warehouse, distribution, flex (light manufacturing or research and development), industrial outdoor storage, single tenant net lease, or trans-shipment.

Information Materials. See §7.4.

Insolvency Event. With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.

Interest Hedge. See §7.19.

Interest Payment Date. (a) with respect to any Base Rate Loan (other than a Swing Loan) or any Daily Simple SOFR Loan, the last day of each calendar month during the term of such Loan (provided, that, if such day is not a Business Day, then such interest payment with respect to a Base Rate Loan or a Daily Simple SOFR Loan shall be due on the next succeeding Business Day), (b) with respect to any Term SOFR Loan, the last day of each Interest Period therefor; provided, however, if any Interest Period for a Term SOFR Loan exceeds one (1) month, interest shall be payable with respect to such Term SOFR Loan in arrears in one-month intervals on the last day of each such one-month interval during the term of such Loan (provided, that, if such day is not a Business Day, then such interest payment with respect to a Term SOFR Loan shall be due on the next succeeding Business Day unless if such day is a day of the month after which no further Business Day occurs in such month, in which event such payment shall be due on the next preceding Business Day), and on the Revolving Credit Maturity Date, Term Loan A Maturity Date and Term Loan B Maturity Date, as applicable. As to any Swing Loan, the day that such Loan is required to be repaid hereunder, and to any other Loans on the Revolving Credit Maturity Date, Term Loan A Maturity Date and Term Loan B Maturity Date, as applicable.

Interest Period. With respect to each Term SOFR Loan, a period of one, three or six months (subject to availability) as selected by the Borrower; provided, however, that (i) the initial Interest Period for any borrowing of a Term SOFR Loan shall commence on the date of such borrowing (the date of a borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such borrowing shall commence on the first day after the last day of the next preceding Interest Period; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Term SOFR Loan may be selected that would end after the Revolving Credit Maturity Date or the latest of the Term Loan A Maturity Date or Term Loan B Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective borrowing of Term SOFR Loans as provided above, the Borrower shall be deemed to have elected to convert such borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Revolving Credit Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty, the Contribution Agreement, the Cash Collateral Agreement and the Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

KCM. As defined in the preamble hereto.

KeyBank. As defined in the preamble hereto.

Land Assets. Land to be used as an Industrial Property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following six (6) months.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Collateral Pool Property.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18), and collectively, the Revolving Credit Lenders, the Term Loan Lenders, the Issuing Lender, and the Swing Loan Lender. The Issuing Lender and the Swing Loan Lender shall be a Revolving Credit Lender, as applicable.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request. See §2.10(a).

Letter of Credit Sublimit. An amount equal to ten percent (10.0%) of the Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement.

Lien. See §8.2.

LLC Division. In the event any Borrower, any Guarantor or any Subsidiary thereof is a limited liability company, (i) the division of any such Person into two or more newly formed limited liability companies (whether or not any such Person is a surviving entity following any such division) pursuant to, in the event any such Person is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event any such Person is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

Loan Documents. This Agreement, the Notes, the Letter of Credit Request, the Guaranty, the Carve-Out Guaranty, the Indemnity and Guaranty Agreement, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), a Term Loan (or Loans), and a Swing Loan (or Loans) as the case may be), to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Major Tenant. A tenant (or any group of Affiliates thereof) leasing 50,000 rentable square feet or more in the aggregate pursuant to any Lease or Leases.

Majority Lenders. As of any date, Agent and the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50.0%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided that if there are three (3) or fewer Lenders, then Majority Lenders shall mean two (2) Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Lenders as are Non-Defaulting Lenders). Further, if there are four (4) or fewer Lenders, then Majority Lenders shall mean three (3) Lenders that are Non-Defaulting Lenders (or if there shall not be three (3) Lenders that are Non Defaulting Lenders, then such fewer number of Lenders that are Non-Defaulting Lenders).

Management Agreements. Agreements, whether written or oral, providing for the management or sub-management of the Collateral Pool Properties or any of them.

Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or pursuant to any other written agreement, upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests that are not Mandatorily Redeemable Stock).

Master Associates. Sealy SIP IV Master Associates, L.L.C., a Georgia limited liability company.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), prospects or results of operations of Borrower and its Subsidiaries considered as a whole; (b) the ability of Borrower or Guarantors to perform any of its material obligations under the Loan Documents; (c) compliance of the Collateral Pool Property with any Requirements which causes a material adverse effect on the business, properties, assets, condition (financial or otherwise), prospects or results of operations of Borrower and its Subsidiaries considered as a whole; (d) the value or condition of the Collateral Pool Property which causes a material adverse effect on the business, properties, assets, condition (financial or otherwise), prospects or results of operations of Borrower and its Subsidiaries considered as a whole; or (e) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Debt. See §6.25.

Maturity Date. Either the Revolving Credit Maturity Date, the Term Loan A Maturity Date, or the Term Loan B Maturity Date, as the context may require.

Minimum Loan Amounts. An amount (i) with respect to any Base Rate Loan or Daily Simple SOFR Loan, of at least $1,000,000, with minimum increments thereafter of $500,000, (ii) with respect to any Term SOFR Loan, of at least $1,000,000, with minimum increments thereafter of $500,000, and (iii) with respect to Swing Loans, of at least $500,000, with minimum increments thereafter of $500,000, or, in each case, such lesser amounts as agreed to by the Agent.

Moody’s. Moody’s Investor Service, Inc.

Mortgage Note Receivables. A mortgage loan on an Industrial Property, and which Mortgage Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument.

Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which Subsidiary Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple of a Collateral Pool Property as security for the Obligations, each such mortgage entered into after the date hereof to be substantially in the form of the initial Mortgage executed and delivered by Subsidiary Guarantors on the “Closing Date” of the Existing Credit Agreement, with such changes thereto as Agent may require as a result of this Agreement or state law or practice, as the same may be modified, amended or restated.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower, the Guarantors or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by Borrower or any of its Subsidiaries or SIPIVGP as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by Borrower or such Subsidiary or SIPIVGP in connection therewith. Net Offering Proceeds shall not include cash proceeds received by a Subsidiary as a result of an investment by a joint venture partner.

Net Operating Income. For any Collateral Pool Property as of any date of determination, an amount equal to (a) the aggregate gross revenues from tenants with respect to the operations of such Collateral Pool Property during such period, which amount shall be adjusted to include the Free Rent Credit, but excluding (i) any accrued revenues attributable to so‑called “straight-line rent accounting” and (ii) all rents, common area reimbursements and other income for such Collateral Pool Property received from tenants in default of monetary or other material obligations under their Lease beyond sixty-two (62) days (excluding year-end reconciliations of CAM charges or similar items and any failure to pay the first month such amount becomes due and payable the incremental increase in annual base rent as the result of the impact of an annual escalation of such rent) or with respect to Leases as to which (A) the tenant thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding unless such tenant has unconditionally assumed its lease pursuant to a final court order in such proceeding, or (B) any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding; minus (b) the sum of all expenses and other proper charges incurred in connection with the operation of such Collateral Pool Property during such period (including real estate taxes, management fees (equal to the greater of actual management fees or an amount equal to four percent (4%) of gross revenues from such Collateral Pool Property), payments under ground leases and bad debt expenses, but excluding any debt service charges, income taxes, capital expenses, depreciation, amortization, and other non-cash expenses).

Net Rentable Area. With respect to any Collateral Pool Property, the floor area of any buildings, structures or improvements available for leasing by tenants determined in accordance with the Rent Roll for such Collateral Pool Property, the manner of such determination to be reasonably consistent for all Collateral Pool Property of the same type unless otherwise approved by the Agent.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non–Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non–Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non–Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross defaulted and cross collateralized with the loans to such other Single Asset Entities.

Notes. Collectively, the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or other proceeding under any Insolvency Law (including interest and any other of the foregoing amounts accruing after the commencement of any bankruptcy or other proceeding under any Insolvency Law, whether or not any such interest or other amount is allowed as an enforceable claim in such bankruptcy or other proceeding under any Insolvency Law), direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise. Without limiting any of the foregoing, the Obligations shall include the Borrower’s and Guarantors’ obligations to pay, discharge and satisfy any Erroneous Payment Subrogation Rights.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

Off-Balance Sheet Obligations. Liabilities and obligations of Borrower or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Person's report on Form 10-Q or Form 10-K (or their equivalents) which such Person is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Other Charges. All ground rents, maintenance charges, impositions (other than Taxes) and similar charges (including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Collateral Pool Property), now or hereafter assessed or imposed against the Collateral Pool Property, or any part thereof, together with any penalties thereon.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

Payment Recipient. See §14.17(a).

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Debt. Indebtedness permitted by §8.1.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Collateral Pool Property. Any property of a Subsidiary Guarantor which is not at the time included as a Collateral Pool Property and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Agent and the completion and delivery of Eligible Real Estate Qualification Documents.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to Borrower or any of its Subsidiaries.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Project Approvals. See §6.23(a)(vi).

QFC Credit Support. See §36.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by Borrower or a Subsidiary of Borrower, including, without limitation, the Collateral Pool Properties.

Recipient. The Agent and any Lender.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to a Person. Recourse Indebtedness shall not include Non‑Recourse Indebtedness, but shall include any Non‑Recourse Exclusions at such time a written claim for payment of an amount of money under such agreement from such Person is made with respect thereto.

Redevelopment Property. Any Real Estate which is improved as an Industrial Property where more than twenty percent (20%) of the Net Rentable Area of such Real Estate is vacant due to renovations being made at such Real Estate exclusive of tenant improvement work.

Register. See §18.2.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. See §6.20(c)(iii).

Relevant Governmental Body. The Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Rent Roll. A report prepared by the Borrower showing for each Collateral Pool Property or other Real Estate, as applicable, owned or leased by Borrower or a Subsidiary, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Required Capital Items. For any given period, any (i) non-revenue generating maintenance and replacement capital expenditures, (ii) tenant improvements, (iii) leasing commissions and (iv) other expected recurring leasing and capital costs.

Required Capital Items Amount. With respect to the Borrower and their Subsidiaries and its assets as of any date of determination, the greater of (i) Borrower’s reasonable and good faith projection for Required Capital Items for the next twelve (12) months and (ii) the sum of (a) a replacement expense equal to $0.15 multiplied by the total square feet of the Real Estate of the Borrower and its Subsidiaries, (b) an amount equal to $2 per square foot (or such other amount as reasonably adjusted by the Borrower and Agent) multiplied by the total square feet of leases within the Real Estate of the Borrower and its Subsidiaries set to expire over the next twelve (12) months (provided that to the extent that Borrower or the applicable Subsidiary and a tenant have executed a lease (approved by Agent to the extent required by this Agreement) for such space that provides for tenant improvements or an allowance therefor of less than $2 per square foot (or such other amount as reasonably adjusted by the Borrower and Agent), the amount determined pursuant to the clause (b) for such space shall be reduced to the amount per square foot of tenant improvements to be made for such tenant (or allowance to be provided to such tenant)), and (c) an amount equal to $2 per square foot (or such other amount as reasonably adjusted by the Borrower and Agent) multiplied by the total square feet within the Real Estate of the Borrower and its Subsidiaries needed to be leased and occupied to achieve an aggregate ninety percent (90%) occupancy level based upon space leased and occupied by third party tenants which are not Affiliates of Borrower.

Required Lenders. As of any date, Agent and the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty percent (60.0%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided that if there are three (3) or fewer Lenders, then Required Lenders shall mean two (2) Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Lenders as are Non-Defaulting Lenders). Further, if there are four (4) or fewer Lenders, then Required Lenders shall mean three (3) Lenders that are Non-Defaulting Lenders (or if there shall not be three (3) Lenders that are Non-Defaulting Lenders, then such fewer number of Lenders that are Non-Defaulting Lenders).

Required Revolving Credit Lenders. As of any date, Agent and any Revolving Credit Lender or collection of Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is equal to or greater than sixty percent (60.0%) of the Total Revolving Credit Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders; provided that if there are three (3) or fewer Revolving Credit Lenders, then Required Revolving Lenders shall mean two (2) Revolving Credit Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Revolving Credit Lenders as are Non-Defaulting Lenders). Further, if there are four (4) or fewer Revolving Credit Lenders, then Required Revolving Credit Lenders shall mean three (3) Revolving Credit Lenders that are Non-Defaulting Lenders (or if there shall not be three (3) Revolving Credit Lenders that are Non-Defaulting Lenders, then such fewer number of Revolving Credit Lenders that are Non-Defaulting Lenders).

Required Term Loan A Lenders. As of any date, Agent and any Term Loan A Lender or collection of Term Loan A Lenders whose aggregate Term Loan A Commitment Percentage is equal to or greater than sixty percent (60.0%) of the Total Term Loan A Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan A Commitment Percentages of the Term Loan A Lenders shall be redetermined for voting purposes only to exclude the Term Loan A Commitment Percentages of such Defaulting Lenders; provided that if there are three (3) or fewer Term Loan A Lenders, then Required Revolving Lenders shall mean two (2) Term Loan A Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Term Loan A Lenders as are Non-Defaulting

Lenders). Further, if there are four (4) or fewer Term Loan A Lenders, then Required Term Loan A Lenders shall mean three (3) Term Loan A Lenders that are Non-Defaulting Lenders (or if there shall not be three (3) Term Loan A Lenders that are Non-Defaulting Lenders, then such fewer number of Term Loan A Lenders that are Non-Defaulting Lenders).

Required Term Loan B Lenders. As of any date, Agent and any Term Loan B Lender or collection of Term Loan B Lenders whose aggregate Commitment Percentage is equal to or greater than sixty percent (60.0%) of the Total Term Loan B Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan B Commitment Percentages of the Term Loan B Lenders shall be redetermined for voting purposes only to exclude the Term Loan B Commitment Percentages of such Defaulting Lenders; provided that if there are three (3) or fewer Term Loan B Lenders, then Required Revolving Lenders shall mean two (2) Term Loan B Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Term Loan B Lenders as are Non-Defaulting Lenders). Further, if there are four (4) or fewer Term Loan B Lenders, then Required Term Loan B Lenders shall mean three (3) Term Loan B Lenders that are Non-Defaulting Lenders (or if there shall not be three (3) Term Loan B Lenders that are Non-Defaulting Lenders, then such fewer number of Term Loan B Lenders that are Non-Defaulting Lenders).

Requirements. See §6.23(a)(v).

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Resolution Authority. An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Revolving Credit Applicable Margin. On any date, the Revolving Credit Applicable Margin for Revolving Credit SOFR Rate Loans and Revolving Credit Base Rate Loans shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to Total Asset Value:

Pricing Level	Ratio	Applicable Margin for Revolving Credit SOFR Rate Loans	Applicable Margin for Revolving Credit Base Rate Loans
Pricing Level 1	Less than 50%	1.75%	0.75%
Pricing Level 2	Equal to or greater than 50%	1.85%	0.85%

The initial Revolving Credit Applicable Margin shall be at Pricing Level 1. The Revolving Credit Applicable Margin for each Revolving Credit Base Rate Loan shall be determined by reference to the ratio of Consolidated Total Indebtedness to Total Asset Value in effect from time to time, and the Revolving Credit Applicable Margin for any Interest Period for all Revolving Credit SOFR Rate Loans comprising part of the same borrowing shall be determined by reference to the ratio of Consolidated Total Indebtedness to Total Asset Value in effect on the first (1st) day of such Interest Period. The Revolving Credit Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Revolving Credit Applicable Margin for Revolving Credit Loans shall be at Pricing Level 4 until such failure is cured within any applicable cure period, or waived in writing by the

Required Revolving Credit Lenders in which event the Revolving Credit Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Agent or the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Revolving Credit Applicable Margin for any period (an “Revolving Credit Applicable Period”) than the Revolving Credit Applicable Margin applied for such Revolving Credit Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Revolving Credit Applicable Period, (b) the Revolving Credit Applicable Margin shall be determined as if the Pricing Level for such higher Revolving Credit Applicable Margin were applicable for such Revolving Credit Applicable Period, and (c) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Revolving Credit Applicable Margin for such Revolving Credit Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower, and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Extension Request. See §2.12(a).

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the Revolving Credit Lenders as of the date of this Agreement being identified on Schedule 1.1 hereto.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00), subject to increase as provided in §2.11, to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. March 30, 2029, as the same may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.1(b).

Revolving Credit SOFR Rate Loans. Revolving Credit Loans bearing interest calculated by references to Adjusted Daily Simple SOFR or Adjusted Term SOFR.

Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or His Majesty’s Treasury.

Sealy & Company. Sealy & Company, LLC, a Georgia limited liability company.

Sealy Capital. Sealy Capital Investor, LLC, a Georgia limited liability company.

Sealy Investment Company. Individually, or collectively as the context may require, Sealy & Company, Sealy Capital and SIP IV Investor.

SEC. The federal Securities and Exchange Commission.

Secured Indebtedness. With respect to any Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien.

Secured Recourse Indebtedness. As of any date of determination, any Secured Indebtedness which is recourse to a Person.

Security Documents. Collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Cash Collateral Agreement, the Indemnity Agreements, the Assignments of Interests, the Acknowledgements, UCC-1 financing statements, UCC-3 financing statement amendments, and any further collateral assignments to the Agent for the benefit of the Lenders.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of Borrower and which is not a Subsidiary Guarantor or an owner of an interest in a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

SIPIVGP. Sealy Industrial Partners IV GP, LLC, a Georgia limited liability company.

SIPIVLP. Sealy Industrial Partners IV, LP, a Georgia limited partnership.

SIP IV Investor. Sealy SIP IV Investor, LLC, a Georgia limited liability company.

SIP IV REIT. Sealy Industrial Partners IV REIT, LLC, a Delaware limited liability company.

SOFR. A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator. The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website. The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Business Day. Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Determination Day. The meaning specified in the definition of “Daily Simple SOFR”.

SOFR Rate Day. The meaning specified in the definition of “Daily Simple SOFR”.

SOFR Rate Loan. Each Loan bearing interest at a rate based upon (a) Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of “Base Rate”) or (b) Adjusted Daily Simple SOFR.

State. A state or commonwealth of the United States of America and the District of Columbia.

Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, a Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors. Collectively, those Persons described on Schedule 1.3 hereto and each Additional Subsidiary Guarantor. Upon any Additional Subsidiary Guarantor becoming a Subsidiary Guarantor or upon the release of a Subsidiary Guarantor in accordance with the terms of this Agreement, Agent may unilaterally amend Schedule 1.3.

Supported QFC. See §36.

Survey. An instrument survey of each parcel of Collateral Pool Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Collateral Pool Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Collateral Pool Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Surveyor Certification. With respect to each parcel of Collateral Pool Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent or the Title Insurance Company may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.

Swing Loan. See §2.5(a).

Swing Loan Commitment. The sum of Fifteen Million and No/100 Dollars ($15,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note. See §2.5(b).

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Collateral Pool Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges (other than the Other Charges) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan or Term Loans. Collectively, the Term Loans A and the Term Loans B.

Term Loan A or Term Loans A. An individual Term Loan or the aggregate Term Loans (as the case may be), subject to increase as provided in §2.11, made by the Term Loan A Lenders hereunder.

Term Loan A Applicable Margin. The applicable margin selected by Borrower and agreed to by Agent and the Term Loan A Lenders pursuant to §2.11.

Term Loan A Base Rate Loans. The Term Loans A bearing interest by reference to the Base Rate.

Term Loan A Commitment. As to each Term Loan A Lender, the amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the aggregate principal amount of the Term Loans A from time to time Outstanding to the Borrower. As of the date of this Agreement, the Term Loan A Commitment is $00.00 and no Lender is committed to fund any portion of Term Loan A to Borrower.

Term Loan A Commitment Percentage. With respect to each Term Loan A Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan A Lender’s percentage of the aggregate Term Loans A to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan A Lenders. Collectively, the Lenders which have a Term Loan A Commitment, the Term Loan A Lenders as of the date of this Agreement being identified on Schedule 1.1 hereto.

Term Loan A Maturity Date. The maturity date selected by Borrower and agreed to by Agent and the Term Loan A Lenders pursuant to §2.11, or such earlier date on which the Term Loans A shall become due and payable pursuant to the terms hereof; provided, however, in no event will the Term Loan A Maturity Date occur earlier than the Revolving Credit Maturity Date or the Term Loan B Maturity Date (to the extent it has been established).

Term Loan A Notes. A promissory note or notes made by the Borrower in favor of a Term Loan A Lender in the principal face amount equal to such Term Loan A Lender’s Term Loan A Commitment, in substantially the form of Exhibit B-1 hereto.

Term Loan A SOFR Rate Loans. The Term Loans A bearing interest by reference to Adjusted Daily Simple SOFR or Adjusted Term SOFR.

Term Loan B or Term Loans B. An individual Term Loan or the aggregate Term Loans (as the case may be), subject to increase as provided in §2.11, made by the Term Loan B Lenders hereunder.

Term Loan B Applicable Margin. The applicable margin selected by Borrower and agreed to by Agent and the Term Loan B Lenders pursuant to §2.11.

Term Loan B Base Rate Loans. The Term Loans B bearing interest by reference to the Base Rate.

Term Loan B Commitment. As to each Term Loan B Lender, the amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loans B from time to time Outstanding to the Borrower. As of the date of this Agreement, the Term Loan B Commitment is $00.00 and no Lender is committed to fund any portion of Term Loan B to Borrower.

Term Loan B Commitment Percentage. With respect to each Term Loan B Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan B Lender’s percentage of the aggregate Term Loans B to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan B Lenders. Collectively, the Lenders which have a Term Loan B Commitment.

Term Loan B Maturity Date. The maturity date selected by Borrower and agreed to by Agent and the Term Loan B Lenders pursuant to §2.11, or such earlier date on which the Term Loans B shall become due and payable pursuant to the terms hereof; provided, however, in no event will the Term Loan B Maturity Date occur earlier than the Revolving Credit Date or the Term Loan A Maturity Date (to the extent it has been established).

Term Loan B Notes. A promissory note or notes made by the Borrower in favor of a Term Loan B Lender in the principal face amount equal to such Term Loan B Lender’s Term Loan B Commitment, in substantially the form of Exhibit B-2 hereto.

Term Loan B SOFR Rate Loans. The Term Loans B bearing interest by reference to Adjusted Daily Simple SOFR or Adjusted Term SOFR.

Term Loan Base Rate Loans. Collectively, the Term Loan A Base Rate Loans and the Term Loan B Base Rate Loans.

Term Loan Commitment. As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans from time to time Outstanding to the Borrower.

Term Loan Commitment Amendment. See §2.11(a).

Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan Lenders. Collectively, the Term Loan A Lenders and the Term Loan B Lenders.

Term Loan Notes. Collectively, the Term Loan A Notes and the Term Loan B Notes.

Term Loan Request. See §2.2(d).

Term SOFR. (a) For any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and (b) for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

Term SOFR Administrator. CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Agent in its reasonable discretion).

Term SOFR Loan. Each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of Base Rate).

Term SOFR Reference Rate. The forward-looking term rate based on SOFR.

Title Insurance Company. Fidelity National Title Insurance Company, Chicago Title Insurance Company, First American Title Insurance Company, Stewart Title Guaranty Company, and/or any other title insurance company or companies approved by the Agent and the Borrower.

Title Policy. With respect to each parcel of Collateral Pool Property as to which Agent receives a Mortgage, an ALTA standard form mortgagee title insurance policy for properties not located in Texas and a TLTA form for properties located in Texas (or in states other than Texas, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Collateral Pool Property insuring the first priority of the Mortgage thereon and that Borrower or a Subsidiary Guarantor holds marketable fee simple title (or a leasehold interest if approved by Agent) to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall to the extent available in such state where the Collateral Pool Property is located contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Collateral Pool Property is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Pool Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement. With respect to each Collateral Pool Property as to which Agent does not receive a Mortgage, an ALTA standard form owner’s title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of owner’s title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount approved by the Agent insuring that the Subsidiary Guarantor holds marketable or indefeasible (with respect to Texas) fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, and shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion.

Titled Agents. The Arranger and any syndication agent or documentation agent, or other arranger and bookrunner hereafter designated with respect to this Agreement.

Total Asset Value. As of any date of determination, with respect to Borrower and its Subsidiaries on a consolidated basis, the sum of:

(a) The amount of cash and Cash Equivalents of the Borrower and its Subsidiaries; plus

(b) With respect to any Real Estate of the Borrower and its Subsidiaries that is then included in the calculation of Collateral Pool Availability, the Collateral Pool Value of such Real Estate then used for the purpose of determining Collateral Pool Availability; plus

(c) With respect to any Real Estate that is not then included in the calculation of Collateral Pool Availability:

(i) if Agent has received an acceptable Appraisal and determined the Appraised Value thereof prior to acquisition, then the Appraised Value for such Real Estate (which shall only be used for a period of up to twelve (12) months following the first date the Appraised Value is used for such Real Estate); plus

(ii) if Agent has not received an acceptable Appraisal and determined the Appraised Value of such Real Estate, then the lesser of (a) the cost of such Real Estate, including additional amounts invested in such Real Estate, determined in accordance with GAAP, or (b) the Contribution Value of such Real Estate (either of which shall be used for a period of up to twelve (12) months after such acquisition); plus

(d) The Borrower’s pro rata share of such assets described in subparagraphs (b) and (c) above held by an Unconsolidated Affiliate or DST (determined based upon its Equity Percentage in such Unconsolidated

Affiliate or DST), the value of which shall be determined consistent with the above-described treatment for wholly owned assets; plus

(e) Without duplication, the other assets of Borrower determined in accordance with GAAP.

Notwithstanding anything herein to the contrary, any Real Estate financed through the loans sets forth on Schedule 6.25 attached hereto will be valued based on the most recent appraisals obtained for such financing prior to the date hereof (as may be updated in accordance with the annual valuation process set forth in §5.2).

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is One Hundred Fifty Million and No/100 Dollars ($150,000,000.00). The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of the date of this Agreement, the Total Revolving Credit Commitment is One Hundred Fifty Million and No/100 Dollars ($150,000,000.00). The Total Revolving Credit Commitment may increase in accordance with §2.11.

Total Term Loan A Commitment. The sum of the Term Loan A Commitments of the Term Loan A Lenders, as in effect from time to time. As of the date of this Agreement, the Total Term Loan A Commitment is Zero and No/100 Dollars ($00.00). The Total Term Loan A Commitment may increase in accordance with §2.11.

Total Term Loan B Commitment. The sum of the Term Loan B Commitments of the Term Loan B Lenders, as in effect from time to time. As of the date of this Agreement, the Total Term Loan B Commitment is Zero and No/100 Dollars ($00.00). The Total Term Loan B Commitment may increase in accordance with §2.11.

Total Term Loan Commitment. Collectively, the Total Term Loan A Commitment and the Total Term Loan B Commitment.

Type. Any type of Loan determined with respect to the interest option applicable thereto, which in each case shall be a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

UK Financial Institution. Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority. The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Special Resolution Regimes. See §36.

U.S. Tax Compliance Certificate. See §4.3(g)(ii)(B)(iii).

Unadjusted Benchmark Replacement. The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment (irrespective of whether such Person is an Affiliate under this Agreement), which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unused Fee. See §2.3.

Unused Fee Percentage. With respect to any day during a calendar quarter, (a) 0.20% per annum, if the sum of the Outstanding Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans on such day is greater than or equal to 50% of the Total Revolving Credit Commitment, or (b) 0.25% per annum if the sum of the Outstanding Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans on such day is less than 50% of the Total Revolving Credit Commitment.

Wholly Owned Subsidiary. As to the Borrower, any Subsidiary of the Borrower that is directly or indirectly owned 100% by the Borrower.

Write-Down and Conversion Powers. (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those power.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns, and in the event Borrower or any Guarantor is a limited liability company and shall undertake an LLC Division (any such LLC Division with respect to a Borrower or any Guarantor being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of Georgia, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower, Guarantors or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l) Notwithstanding the terms of the definitions of Adjusted Net Operating Income, Collateral Pool Interest Coverage Ratio and Collateral Pool Implied Debt Service Coverage Ratio, in the event that four (4) full calendar quarters of operating history are not available with respect to Real Estate which becomes a Collateral Pool Property at the time it is acquired by Borrower or a Subsidiary of Borrower as a result of it being recently completed or having been vacant, as determined by Agent, Borrower may prepare a four (4) quarter pro forma of Net Operating Income to be used for such calculations for such Collateral Pool Property, such pro forma to be approved by Agent. With respect to any such Collateral Pool Property for which pro forma Net Operating Income is initially used, Net Operating Income shall thereafter be determined based on the sum of the actual results for the consecutive calendar quarters elapsed from the commencement of the use of such pro forma Net Operating Income for such Collateral Pool Property plus the pro forma Net Operating Income for the remainder of such four (4) quarter period for which there are not yet actual results, until there are four (4) full calendar quarters of results.

(m) To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

(n) The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark

Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.

§2. THE CREDIT FACILITY.

§2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Revolving Credit Commitment and (ii) such Lender’s Revolving Credit Commitment Percentage of the sum of (A) the Collateral Pool Availability minus (B) the sum of (1) the amount of all Outstanding Loans plus (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the Outstanding Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Revolving Credit Commitment and the Outstanding Loans (after giving effect to all amounts requested) and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Commitment Percentage of the Revolving Credit Commitment and the principal face amount of its Revolving Credit Note.

(b) The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A-1 hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the Outstanding Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The Outstanding Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment in full, satisfaction or novation of the indebtedness evidenced by the “Revolving Credit Notes”, as defined in the Existing Credit Agreement.

§2.2 Commitment to Lend Term Loan A and Term Loan B.

(a) [Intentionally Omitted.]

(b) Any Term Loans A or Term Loans B made as a result of any increase in the Total Term Loan A Commitments or Total Term Loan B Commitments, as applicable, pursuant to §2.11 shall be evidenced by a Term Loan A Note or Term Loan B Note, as applicable, and shall be made on the applicable Commitment Increase Date and each Lender which elects to increase its or acquire a Term Loan A Commitment or Term Loan B Commitment, as applicable, pursuant to §2.11 severally and not jointly agrees to make a Term Loan A or Term Loan B, as applicable, to the Borrower in an amount equal to (a) with respect to any existing Term Loan A Lender, the amount by which such Term Loan A Lender’s Term Loan A Commitment increases on the applicable Commitment Increase Date, (b) with respect to any new Term Loan A Lender, the amount of such new Lender’s Term Loan A Commitment, (c) with respect to any existing Term Loan B Lender, the amount by which such Term Loan B Lender’s Term Loan B Commitment increases on the applicable Commitment Increase Date, and (d) with respect to any new Term Loan B Lender, the amount of such new Lender’s Term Loan B Commitment. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan A or Term Loan B, as applicable, or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan A or Term Loan B, as applicable, or (as the case may be) the receipt of such payment. The Outstanding Term Loans A or Term Loan B, as applicable, set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan A Lender or Term Loan B Lender, as applicable, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan A Note or Term Loan B Note to make payments of principal of or interest on any Term Loan A Note or Term Loan B Note when due.

(c) [Intentionally Omitted.]

(d) The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D-2 hereto (or telephonic notice confirmed in writing in the form of Exhibit D-2 hereto) of each Term Loan requested hereunder (a “Term Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to SOFR Rate Loans. Each such notice shall specify with respect to the requested Term Loan the proposed principal amount of such Term Loan , the Type of Term Loan, the initial Interest Period (if applicable) for such Term Loan and the Drawdown Date. Each such notice shall also contain a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9). Promptly upon receipt of any such notice, the Agent shall notify each of the applicable Term Loan Lenders thereof. Each such Term Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the applicable Term Loan requested from the applicable Term Loan Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any applicable Term Loan Lender that fails to advance its proportionate share of a requested Term Loan as required by this Agreement. Each Term Loan Request shall be in the Minimum Loan Amounts; provided, however, that there shall be no more than five (5) Term SOFR Loans relating to Term Loans A and Term Loans B, respectively, outstanding at any one time.

§2.3 Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) an unused facility fee (the "Unused Fee") equal to an aggregate amount computed on a daily basis for such calendar year by multiplying the Unused Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Total Revolving Credit Commitment over the Outstanding Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans on such day. The Unused Fee shall be payable quarterly in arrears on the first Business Day after the last day of each calendar quarter.

§2.4 Reduction and Termination of the Revolving Credit Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by

$5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than fifty percent (50%) of the greatest Total Revolving Credit Commitment as may exist at any time under this Agreement) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5 Swing Loan Commitment.

(a) Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) the Outstanding Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment; and (iii) the Outstanding Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities, shall not at any time exceed the lesser of (a) the Total Revolving Credit Commitment and (b) the sum of (i) the Collateral Pool Availability, minus (ii) the sum of the Outstanding Term Loans A and Term Loans B, or cause a violation of the covenant set forth in §9.1. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within three (3) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is three (3) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.

(b) The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit A-2 hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The Outstanding Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c) The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Revolving Credit Base Rate Loan and shall bear interest at the Base Rate plus the Revolving Credit Applicable Margin for Revolving Credit Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d) The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Term SOFR Loan with an Interest Period of one (1) month, provided that the making of such Term SOFR Loan will not be in contravention of any other provision of this Agreement, or if the making of a Term SOFR Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e) If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f) Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g) Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the

Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender, thereby making such Revolving Credit Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6 Interest on Loans.

(a) Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit Loan of another Type at the rate per annum equal to the sum of the Base Rate plus the Revolving Credit Applicable Margin for Revolving Credit Base Rate Loans.

(b) Each Revolving Credit SOFR Rate Loan that is (X) a Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Loan is repaid or is converted to a Revolving Credit Loan of another Type at the rate per annum equal to the sum of Adjusted Daily Simple SOFR plus the Revolving Credit Applicable Margin for Revolving Credit SOFR Rate Loans, and (Y) a Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Adjusted Term SOFR determined for such Interest Period plus the Revolving Credit Applicable Margin for Revolving Credit SOFR Rate Loans.

(c) Each Term Loan A Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Loan A Base Rate Loan is repaid or is converted to a to a Loan of another Type at a rate per annum equal to the sum of the Base Rate plus the Term Loan A Applicable Margin for Term Loan A Base Rate Loans.

(d) Each Term Loan A SOFR Rate Loan that is (X) a Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Term Loan A is repaid or is converted to a Loan of another Type at the rate per annum equal to the sum of Adjusted Daily Simple SOFR plus the Term Loan A Applicable Margin for Term Loan A SOFR Rate Loans, and (Y) a Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Adjusted Term SOFR determined for such Interest Period plus the Term Loan A Applicable Margin for Term Loan A SOFR Rate Loans.

(e) Each Term Loan B Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Loan B Base Rate Loan is repaid or is converted to a to a Loan of another Type at a rate per annum equal to the sum of the Base Rate plus the Term Loan B Applicable Margin for Term Loan B Base Rate Loans.

(f) Each Term Loan B SOFR Rate Loan that is (X) a Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Term Loan B is repaid or is converted to a Loan of another Type at the rate per annum equal to the sum of Adjusted Daily Simple SOFR plus the Term Loan B Applicable Margin for Term Loan B SOFR Rate Loans, and (Y) a Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Adjusted Term SOFR determined for such Interest Period plus the Term Loan B Applicable Margin for Term Loan B SOFR Rate Loans.

(g) The Borrower promises to pay in Dollars interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(h) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(i) Base Rate Loans and SOFR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D-1 hereto (or telephonic notice confirmed in writing in the form of Exhibit D-1 hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to SOFR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief financial officer or president of Sealy & Company on behalf of Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be for the Minimum Loan Amounts; provided, however, that there shall be no more than five (5) Revolving Credit SOFR Rate Loans outstanding at any one time.

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to (a) pay closing costs in connection with this Agreement, (b) repay debt, fund tenant improvements and fund property acquisitions of Borrower and its Subsidiaries, (c) working capital in connection with the management, operation, maintenance and repair of the Real Estate, and (d) for general corporate purposes of the Borrower; provided, however, in no event may any proceeds of the Loan be used by Borrower to fund any “special dividends” or other Distributions outside of the Borrower’s policy for Distributions in effect as of the date of this Agreement.

§2.10 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) in no event shall the sum of (A) the Outstanding Revolving Credit Loans and Swing Loans, and (B) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Revolving Credit Commitment, (iv) in no event shall the Outstanding Loans and Letters of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Total Commitment or the Collateral Pool Availability or cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender, the Required Revolving Credit Lenders and the Agent otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Loan.

(b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial or president of Sealy & Company that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d) Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Revolving Credit Applicable Margin for Revolving Credit SOFR Rate Loans on the face amount of such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

(f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of Borrower’s intent to convert such Base Rate Loan to a Term SOFR Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Term SOFR Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g) If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h) Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit

Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j) Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time to request an increase in the Total Revolving Credit Commitment, the Total Term Loan A Commitment and/or the Total Term Loan B Commitment, each in increments of $5,000,000.00 by an aggregate amount of increases to the Total Revolving Credit Commitment, the Total Term Loan A Commitment and the Total Term Loan B Commitment of up to $350,000,000.00 (the amount of the requested increase to be set forth in the Increase Notice) (which, assuming no previous reduction in the Revolving Credit Commitments or the Term Loan Commitments, would result in a maximum Total Commitment of $500,000,000.00), written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”). The execution and delivery of the Increase Notice by the Borrower shall constitute a representation and warranty by the Borrower that all the conditions set forth in this §2.11 shall have been satisfied on the date of such Increase Notice. The Commitment Increase may be allocated (1) to the then existing Revolving Credit Commitments, having the same terms as the existing Revolving Credit Commitments, (2) to the initial Term Loan A commitment, or once the initial Term Loan A Commitment is provided hereunder, to the then existing Term Loan A Commitments having the same terms as the existing Term Loan A Commitments, (3) to the initial Term Loan B Commitment, or once the initial Term Loan B Commitment is provided hereunder, to the then existing Term Loan B Commitments having the same terms as the existing Term Loan B Commitments, or (4) any combination thereof satisfactory to Agent and existing or additional Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, providing such additional Revolving Credit Commitments, Term Loan A Commitments or Term Loan B Commitments, as applicable.

In the event of the initial increase of the Term Loan A Commitment or the Term Loan B Commitment, the Borrower, the Agent and the Lenders providing such initial Term Loan A Commitment or Term Loan B Commitment, as applicable, shall enter into an amendment to this Agreement as is necessary to evidence such increase of the Term

Loan A Commitment or the Term Loan B Commitment (the "Term Loan Commitment Amendment"), and all Lenders not providing the initial Term Loan A Commitments or the Term Loan B Commitments hereby consent to such limited scope amendment without future consent rights, provided that any such amendment regarding the Term Loan A or Term Loan B, as applicable, shall provide that: (A) the final maturity date of the Term Loan A Commitment or the Term Loan B Commitment, as applicable, shall be no earlier than the Term Loan A Maturity Date or the Term Loan B Maturity Date, respectively, if either such date has been established, (B) there shall be no scheduled amortization of the loans or reductions of commitments under the Term Loan A Commitment or the Term Loan B Commitment (which shall not restrict any mandatory prepayments required under §3.2 below) and (C) the Term Loans A and Term Loans B, as applicable, will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the other existing Term Loans and the borrower and guarantors of the Term Loan A Commitment or the Term Loan B Commitment shall be the same as the Borrower and Guarantors with respect to the existing Revolving Credit Loans and the other Term Loans, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to the Term Loans A and Term Loans B, as applicable, shall be determined by the Borrower and the Term Loan A Lenders or Term Loan B Lenders, as applicable, and (E) the Term Loans A and Term Loans B, as applicable, may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Revolving Credit Loans and Term Loans.

(b) Upon receipt of any Increase Notice, the Agent shall consult with the Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable, in connection with such increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment, as applicable (which shall be in addition to the fees to be paid to Agent or the Arranger pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment, Total Term Loan A Commitment and/or Total Term Loan B Commitment, as applicable, and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, who provide such commitment letters on such basis as the Agent and the Arranger shall determine after consultation with the Borrower. If the additional Revolving Credit Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, the Arranger or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, the Arranger and the Borrower) to become a Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender and provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable. The Agent shall provide all Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, to be provided by each Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender, as applicable, and the revised Revolving Credit Commitment Percentages, Term Loan A Commitment Percentages and/or Term Loan B Commitment Percentages, as applicable, which shall be applicable after the effective date of the Commitment Increase specified therein (the “Increase Date”). In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment.

(c) On any Increase Date with respect to the Revolving Credit Commitment, the Outstanding Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Increase Date the Outstanding Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Increase Date) of the Outstanding Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the Outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to a Term SOFR Loan with an Interest Period of one (1) month which are allocated among all Lenders based on their Commitment Percentages.

(d) Upon the effective date of each increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment and/or Total Term Loan B Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes, Term Loan A Notes, and Term Loan B Notes for each Lender whose Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment, such Term Loan A Lender’s Term Loan A Note shall equal its Term Loan A Commitment and such Term Loan B Lender’s Term Loan B Note shall equal its Term Loan B Commitment. The Agent shall deliver such replacement Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes to the respective Lenders in exchange for the Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, Term Loan A Notes or Term Loan B Notes, as applicable, and that they do not constitute a novation, shall be dated as of the Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes, Term Loan A Notes or Term Loan B Notes, as applicable. In connection therewith, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes shall be canceled and returned to the Borrower.

(e) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment, the Agent and the Term Loan A Lenders to increase the Total Term Loan A Commitment or the Agent and the Term Loan B Lenders (including any Persons that elect to become Term Loan B Lenders) to increase the Total Term Loan B Commitment, as applicable, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment, the Total Term Loan A Commitment and/or the Total Term Loan B Commitment, as applicable:

(i) Payment of Activation Fee. The Borrower shall pay (A) to the Agent and the Arranger those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, who are providing an additional Commitment may require to increase the aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Increase Notice and on the date the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment is increased, both immediately before and after the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment is increased, except to the extent of changes resulting from transactions permitted by the Loan Documents, and except that if any representation and warranty is as of a specified date, such representation and warranty shall be true and correct in all material respects as of such date (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects); and

(iv) Term Loan Commitment Amendment. In connection with the initial increase of the Term Loan A Commitment or the Term Loan B Commitment, the Borrower, the Agent and each Term Loan A Lender or Term Loan B Lender, as applicable, shall execute and deliver to the Agent the Term Loan Commitment Amendment and such other documentation as the Agent shall reasonably specify to evidence or secure the increase of the Term Loan A Commitment or the Term Loan B Commitment, as applicable, including evidence of authority to borrow, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion. The Agent shall promptly notify each Lender as to the effectiveness of the Term Loan Commitment Amendment. The Term Loan Commitment Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, the Term Loan A Lenders or the Term Loan B Lenders, as applicable, and the Borrower, to implement the terms of Term Loan A Commitment or Term Loan B Commitment, as applicable, including any amendments necessary to establish the Term Loan A Commitment or the Term Loan B Commitment, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent, the Term Loan A Lenders or the Term Loan B Lenders, as applicable, and the Borrower in connection with the establishment of such Term Loan A Commitment or Term Loan B Commitment, as applicable;

(v) Additional Documents. The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, evidence of authority to borrow, certifications and opinions as the Agent may require in its sole but reasonable discretion, including, without limitation, an amendment to this Agreement with respect to the pricing and maturity date of Term Loan A or Term Loan B, as applicable, a Compliance Certificate, demonstrating compliance with all covenants described therein, representations and warranties set forth in the Loan Documents after giving effect to the increase and the Borrower shall pay the cost of any mortgagee's title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase; and

(vi) Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least two (2) Business Days prior to the Commitment Increase Date, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification; and

(vii) Other. The Borrower and the Guarantors shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12 Extension of Revolving Credit Maturity Date. The Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date in respect of the Total Revolving Credit Commitment or portion thereof, if reduced in accordance with §2.4, for a period of twelve (12) months, upon satisfaction of the following conditions precedent, which must be satisfied prior the effectiveness of any extension of the Revolving Credit Maturity Date:

(a) Revolving Credit Extension Request. The Borrower shall deliver written notice of such request (the “Revolving Credit Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension). Any such Revolving Credit Extension Request shall be irrevocable and binding on the Borrower.

(b) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c) No Default. On the date the Revolving Credit Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Revolving Credit Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

(e) Pro Forma Covenant Compliance. Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent that Borrower will be in pro forma compliance with all the covenants set forth in §9 immediately after giving effect to the extension.

(f) Appraisals. Agent shall have obtained at Borrower’s expense new Appraisals or an update to the existing Appraisals of the Collateral Pool Properties (other than for those Collateral Pool Properties as to which a new or updated Appraisal has been obtained within twelve (12) months of the Revolving Credit Maturity Date (as determined without regard to such extension)) and determined that the current Appraised Value of the Collateral Pool Properties is such that the Outstanding Loans and Letter of Credit Liabilities do not exceed the Collateral Pool Availability.

(g) Beneficial Ownership Certification. If requested by the Agent or any Lender, each Borrower shall have delivered, at least two (2) Business Days prior to the Revolving Credit Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

(h) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require, and the Borrower shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

Any extension of the Revolving Credit Maturity Date pursuant to this §2.12 shall become effective on the day that all the conditions in this §2.12 with respect to the Revolving Credit Extension Request are satisfied (which may be prior to the Revolving Credit Maturity Date), provided that such conditions must be satisfied within the time period provided in each such condition, and, in any event, on or prior to the then applicable Revolving Credit Maturity Date, as applicable (as determined without regard to such extension).

§2.13 Defaulting Lenders.

(a) If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, the Required Revolving Credit Lenders, the Required Term Loan A Lenders, the Required Term Loan B Lenders or all of the Lenders, shall be, except as specifically provided in §27, suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b) Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c) During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §10 and §11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and (iv) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the Outstanding Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of Outstanding Letter of Credit Liabilities and Swing Loans. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting

Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Revolving Credit Lenders pro rata in accordance with their Revolving Credit Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e) Within five (5) Business Days of demand by the Issuing Lender or Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and Swing Loan Lender (after giving effect to §2.5(a), §2.10(a) and §2.13(c)) on terms satisfactory to the Issuing Lender and/or Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of Outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f) (i) Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender.

(ii) Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Revolving Credit Lender is a Defaulting Lender.

(iii) With respect to any Unused Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and Swing Loan Lender

the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g) If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of Outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3. REPAYMENT OF THE LOANS.

§3.1 Stated Maturity.

(a) The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Outstanding Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities on such date, together with any and all accrued and unpaid interest thereon.

(b) The Borrower promises to pay on the Term Loan A Maturity Date and there shall become absolutely due and payable on the Term Loan A Maturity Date all of the Outstanding Term Loans A on such date together with any and all accrued and unpaid interest thereon.

(c) The Borrower promises to pay on the Term Loan B Maturity Date and there shall become absolutely due and payable on the Term Loan B Maturity Date all of the Outstanding Term Loans B on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments.

(a) If at any time (i) the sum of the Outstanding Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities exceeds the lesser of (A) the Total Revolving Credit Commitment or (B) the Collateral Pool Availability minus the principal amount of the Outstanding Term Loans, or (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans, the Term Loans and the Letter of Credit Liabilities exceeds the lesser of (A) Total Commitment or (B) the Collateral Pool Availability, then the Borrower shall, within fifteen (15) Business Days (or ninety (90) calendar days in the event that such non-compliance shall be the result of a breach of only subpart (c) of the definition of Collateral Pool Availability) of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders (in the case of clause (i)(A)) or all of the Lenders (in the case of clauses (i)(B) and (ii)), as applicable, for application to the Revolving Credit Loans, Swing Loans and Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan, and deposit in the Collateral Account and pledge to Agent cash in an amount equal to the amount of all Outstanding Letter of Credit Liabilities.

(b) In the event there shall have occurred a casualty with respect to any Collateral Pool Property and the Borrower is required to repay the Loans pursuant to §7.7 or a Taking and the Borrower is required to repay the Loans pursuant to a Mortgage or §7.7, the Borrower shall prepay the Loans concurrently with the date of receipt by Borrower or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or

Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.

§3.3 Optional Prepayments.

(a) The Borrower shall have the right, at its election, to prepay the Outstanding Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Term SOFR Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period or Interest Payment Date relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b) The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, to the principal of any Outstanding Revolving Credit Loans and then pro rata to the principal of any Outstanding Term Loans A and Term Loans B (and with respect to each category of Loans, first to the principal of Base Rate Loans, second to the principal of Daily Simple SOFR Loans and third to the principal of Term SOFR Loans).

§3.5 [Intentionally Omitted].

§3.6 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2. Any portion of the Term Loans that is prepaid may not be reborrowed.

§4. CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan, respectively, of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a SOFR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a SOFR Rate Loan to a Base Rate Loan or, if applicable, any such conversion of a SOFR Rate Loan that is a Term SOFR Loan to a Daily Simple SOFR Loan, the Borrower shall give the Agent a Conversion/Continuation Request with respect to such election at least three (3) Business Days prior to the requested day of such conversion, and such conversion shall only be made on (X) the last day of the Interest Period with respect to any such SOFR Rate Loan that is a Term SOFR Loan, or (Y) the applicable Interest Payment Date with respect to any such SOFR Rate Loan that is a Daily Simple SOFR Loan, and, in each case after giving effect to the conversion of such Loan, there shall be no more than five (5) Term SOFR Loans (whether Term Loans or Revolving Credit Loans) outstanding under this Agreement at any one time; (ii) with respect to any such conversion of a Base Rate Loan to a SOFR Rate Loan of any Type or, if applicable, any such conversion of a SOFR Rate Loan that is a Daily Simple SOFR Loan to a Term SOFR Loan (provided, that, such conversion shall only be made on the applicable Interest Payment Date with respect to such Daily Simple SOFR Loan), the Borrower shall give the Agent a Conversion/Continuation Request with respect to such election at least three (3) Business Days prior to the requested date of such conversion, the principal amount of the Loan so converted shall be in a Minimum Loan Amount and, after giving effect to the conversion of such Loan, there shall be no more than five (5) Term SOFR Loans (whether Term Loans or Revolving Credit Loans) outstanding under this Agreement at any one time; and (iii) no Loan may be converted into a SOFR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than the Minimum Loan Amount. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Applicable Lending Office, as the case may be. Each Conversion/ Continuation Request relating to the conversion of a Base Rate Loan to a SOFR Rate Loan shall be irrevocable by the Borrower.

(b) Any SOFR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto (for a Term SOFR Loan) or following the Interest Payment Date with respect thereto (for a Daily Simple SOFR Loan) by compliance by the Borrower with the terms of §4.1; provided that no SOFR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Term SOFR Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a Term SOFR Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the applicable Revolving Credit Maturity Date, Term Loan A Maturity Date or Term Loan B Maturity Date in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. The Borrower agrees to pay to KeyBank, Agent and Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated on or near the date of this Agreement between the Borrower, KeyBank and Arranger (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 Funds for Payments.

(a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e) Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f) As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the

“interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W 9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such

Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) The obligations of the Borrower to the Revolving Credit Lenders under this Agreement with respect to Letters of Credit (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to the Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Revolving Credit Lenders (other than the defense of payment to the Revolving Credit Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

§4.4 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360‑day year (or a 365 or 366 day year, as applicable, in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Term SOFR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5 Temporary Inability to Determine Rates. If (A) the Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR cannot be determined pursuant to the definition thereof or (B) the Required Lenders determine that for any reason in connection with any request for a SOFR Rate Loan or a conversion thereto or a continuation thereof that Adjusted Daily Simple SOFR or Adjusted Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Agent, in each case of (A) and (B), on or prior to the first day of any Interest Period, the Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower, (i) any obligation of the Lenders to make or continue the applicable SOFR Rate Loans or to convert Base Rate Loans to SOFR Rate Loans shall be suspended (to the extent of the affected Interest Periods) until the Agent revokes such notice and (ii) if such determination affects the calculation of the Base Rate, the Agent shall during the period of such suspension compute the Base Rate without reference to clause (iii) of the definition of “Base Rate” until the Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable SOFR Rate Loans (to the extent of the affected SOFR Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to §4.7. If the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (iii) of the definition of “Base Rate” until the Agent revokes such determination.

§4.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its Applicable Lending Office shall assert that it is unlawful, for any Lender to make or maintain SOFR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make SOFR Rate Loans shall forthwith be suspended and any Loan Request with respect to such borrowing shall be ineffective, and (b)(i) any such Term SOFR Loan then outstanding shall be converted automatically into (X) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of this §4.6 or (Y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of this §4.6, in each case, on the last day of each Interest Period applicable to such Term SOFR Loan (or the next succeeding Business Day if such day is not a Business Day) or within such earlier period as may be required by law, and (ii) any such Daily Simple SOFR Loan then outstanding shall be converted automatically into a Base Rate Loan upon the occurrence of such event or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7 Breakage Compensation. The Borrower shall compensate each Lender upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Rate Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Agent) a borrowing of SOFR Rate Loans does not occur on a date specified therefor in a Notice of borrowing or a Notice of Continuation or Conversion; (ii) if any repayment, prepayment, Conversion or Continuation of any SOFR Rate Loan occurs on a date that is not the last day of an Interest Period or Interest Payment Date applicable thereto; (iii) if any prepayment of any of its SOFR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any SOFR Rate Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower in accordance herewith or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any SOFR Rate Loans when required by the terms of this Agreement. The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within ten (10) days after receipt thereof.

§4.8 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent. For purposes of §4.8 and §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.9 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any Applicable Law regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.10 [Intentionally Omitted].

§4.11 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above an amount equal to the sum of the Base Rate plus the either the Revolving Credit Applicable Margin for Revolving Credit Base Rate Loans, the Term Loan A Applicable Margin for Term Loan A Base Rate Loans, or the Term Loan B Applicable Margin for Term Loan B Base Rate Loans (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due but not including the final balloon payment of principal due on the Loan.

§4.12 Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.

§4.13 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in §2.6. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, extension fees, up‑front fees, commitment fees, facility fees, closing fees, letter of credit fees, underwriting fees, prepayment fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Borrower hereby acknowledges and agrees that the Lenders have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations. Any use by Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due. This Section shall control all agreements between or among the Borrower, the Lenders and the Agent.

§4.14 Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.6 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.6 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§4.15 Permanent Inability to Determine Rate; Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this §4.15 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause (i), all Loans shall be converted into Base Rate Loans in accordance with the provisions of Section (h) above.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this §4.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this §4.15.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Rate Loan of, conversion to or continuation of SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

§5. COLLATERAL SECURITY; GUARANTY.

§5.1 Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2 Appraisals.

(a) The Agent may, on behalf of the Lenders, obtain current Appraisals of each of the Collateral Pool Properties, but not more than one time pursuant to this §5.2(a) prior to the Revolving Credit Maturity Date (without regard to any extension thereof). Such Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the Collateral Pool Properties, and the Borrower shall pay to Agent within ten (10) days of demand all reasonable costs of such Appraisals.

(b) Notwithstanding the provisions of §5.2(a), the Agent may, for the purpose of determining the current Appraised Value of the Collateral Pool Properties, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent or the Majority Lenders shall determine (i) in connection with the Borrower’s exercise of the option to extend the Revolving Credit Maturity Date pursuant to §2.12, (ii) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (iii) at any time following a Default or Event of Default, or (iv) if Agent or the Majority Lenders reasonably believes that there has been a material adverse change with respect to any such property including, without limitation, a material change in the market in which any such property is located which may affect the value of such property. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to Agent within ten business (10) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a property obtained pursuant to this §5.2(b)(i)-(iv) more often than once in any period of twelve (12) months.

(c) The Borrower shall have the option from time to time prior to the Revolving Credit Maturity Date to request that the Agent obtain current Appraisals of the Collateral Pool Properties (or some of them). Upon such request, the Agent shall, at the Borrower’s expense, order such Appraisals and such Appraisals shall be subject to the review and approval by the appraisal department of the Agent, in order to determine the current appraised value of the Collateral Pool Properties, and the Borrower shall pay to Agent within ten (10) days of demand all reasonable costs of such Appraisals. Upon approval of the Appraisals ordered pursuant to this §5.2(c), the applicable Appraised Value shall become effective for calculations of covenant purposes under this Agreement.

(d) The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property

(e) Notwithstanding the Borrower's right to request updated Appraisals of the Collateral Pool Properties pursuant to §5.2(c) above, the Borrower shall be required to direct Agent to obtain current Appraisals (or updates of existing Appraisals) of not less than twenty-five percent (25.0%) of the Collateral Pool Properties used to calculate Collateral Pool Availability as of January 1 of each calendar year; provided, however, that none of those Collateral Pool Properties for which Borrower requests an Appraisal pursuant to this §5.2(e) shall be a Collateral Pool Property for which a new or updated Appraisal has been obtained during the prior twelve (12) calendar month period. Upon such request, the Agent shall, at the Borrower’s expense, order such Appraisals and such Appraisals shall be subject to the review and approval by the appraisal department of the Agent, in order to determine the current appraised value of the Collateral Pool Properties, and the Borrower shall pay to Agent within ten (10) days of demand all reasonable costs of such Appraisals. Borrower acknowledges and agrees that all Appraisals (or updates of existing Appraisals) required to be obtained by Borrower under this §5.2(e) must be reviewed and accepted by Agent by no later than December 31 of the same calendar year.

§5.3 Addition of Collateral Pool Properties.

(a) After the Closing Date, Borrower shall have the right, subject to the consent of the Agent (which consent may be withheld in their sole and absolute discretion) and the satisfaction by Borrower of the conditions set forth in this §5.3, to add Real Estate as a Potential Collateral Pool Property. In the event Borrower desires to add an additional Potential Collateral Pool Property as aforesaid, Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information required to permit the Agent to determine whether such Real Estate is Eligible Real Estate. Thereafter, the Agent shall have ten (10) Business Days from the date of the receipt of such documentation and other information to advise Borrower whether it consents to the acceptance of such additional Potential Collateral Pool Property. Notwithstanding the foregoing, no Real Estate shall be included as a Collateral Pool Property unless and until the following conditions precedent shall have been satisfied:

(i) such Potential Collateral Pool Property shall be Eligible Real Estate;

(ii) the owner of any Potential Collateral Pool Property shall have executed a Joinder Agreement, a supplement to the Cash Collateral Agreement and satisfied the conditions of §5.5;

(iii) Borrower and/or such Additional Subsidiary Guarantor, as applicable, shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;

(iv) after giving effect to the inclusion of such Potential Collateral Pool Property, each of the representations and warranties made by or on behalf of the Borrower and the Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of Collateral Pool Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of the Borrower and the Guarantors to such effect; and

(v) the Agent shall have consented to the inclusion of such Real Estate as a Collateral Pool Property.

Notwithstanding the foregoing, in the event such Potential Collateral Pool Property does not qualify as Eligible Real Estate, such Potential Collateral Pool Property shall be included as a Collateral Pool Property so long as the Agent shall have received the prior written consent of the Agent and the Majority Lenders to the inclusion of such Real Estate as a Collateral Pool Property.

In addition, provided that a Collateral Pool Property is otherwise approved by the Agent, the Agent may in its sole discretion approve such Real Estate for acceptance as a Collateral Pool Property notwithstanding that Borrower may own such Real Estate for a moment in time in a tenant in common structure with an unrelated Person prior to such unrelated Person converting its interest in such Real Estate into an Equity Interest in Borrower, provided that (I) Agent may condition any such approval as it deems appropriate and (II) Agent may (A) accept a Mortgage, Assignment of Leases and Rents, UCC financing statements and a mortgagee form of Title Policy as Collateral in lieu of an Assignment of Interests or amendment to Assignment of Interests in order to facilitate the closing of acquisition of Real Estate in the tenant in common structure, (B) release the Mortgage, Assignment of Leases and Rents and UCC financing statements related thereto upon the execution and delivery to Agent of an Assignment of Interests or amendment to the Assignment of Interests, Acknowledgment, and other Eligible Real Estate Qualification Documents relating to the pledge of all Equity Interests in the Subsidiary that owns such Real Estate (and in any other Subsidiary of Borrower which owns an interest in such Subsidiary) and (C) accept a Mortgage, Assignment of Leases and Rents, UCC financing statements and a mortgagee form of Title Policy as Collateral with respect to any Real Estate that is subject to a Ground Lease.

(b) Borrower may, at its option, obtain preliminary approval of the Agent of a Potential Collateral Pool Property by delivering to the Agent (and the Agent shall deliver the following to the Lenders within three (3) Business Days of receipt) the following with respect to such Potential Collateral Pool Property:

(i) a physical description of the Real Estate;

(ii) current rent rolls, historic operating statements and operating and capital budgets (if available), and projected operating and near-term capital expenditure budgets for such Real Estate reasonably satisfactory to the Agent;

(iii) a current environmental report, a current engineering report and similar information reasonably satisfactory to the Agent; and

(iv) a certification to the knowledge of Borrower that such Real Estate will satisfy (or is anticipated to satisfy upon the acceptance of such Real Estate as a Collateral Pool Property) each of the other conditions to the acceptance of Real Estate as a Collateral Pool Property. The Agent shall have ten (10) Business Days following receipt of all of the foregoing items to grant or deny preliminary approval for such proposed Potential Collateral Pool Property. Agent shall notify Borrower if and when the Agent has granted such preliminary approval. In the event that the Agent grant such preliminary approval, the Borrower and the Guarantors shall satisfy the remaining requirements to the acceptance of such Collateral Pool Property as provided in §5.3(a). Such Real Estate shall not be included in the calculation of the Collateral Pool Availability until the requirements of §5.3(a) are satisfied.

§5.4 Release of a Collateral Pool Property. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4), the Agent shall release the Collateral Pool Property from the lien or security title of the Security Documents encumbering the same upon the request of Borrower and further subject to and upon the following terms and conditions:

(a) Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than five (5) Business Days prior to the date on which such release is to be effected;

(b) Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default shall exist after giving effect to such release;

(c) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(d) Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees; and

(e) Subject to §8.8, Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the Outstanding Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the Outstanding Loans so that no violation of the covenant set forth in §9.1 shall occur; provided, however, in the event that upon release of a Collateral Pool Property from the lien or security title of the Security Documents there would no longer be any Collateral Pool Properties serving as Collateral for the Obligations, then Borrower shall pay to the Agent all of the Obligations in full, and the Lenders’ obligation to provide any additional Loans or Letters of Credit to Borrower hereunder shall terminate.

Notwithstanding the foregoing, in the event that any Collateral Pool Property is to be released from a Mortgage or an Assignment of Interests, Agent may condition such release upon the Borrower paying to the Agent or the Person entitled thereto any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable with respect to the remaining Collateral Pool Properties subject to Mortgages or Assignments of Interests as a result of such release to any state or any county or municipality thereof in which any of the Collateral Pool Properties subject to a Mortgage or an Assignment of Interests is located, and the Borrower delivering to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages or Assignments of Interests on the Collateral Pool Properties located in such state secure the Borrower’s obligation with respect to the Obligations.

§5.5 Additional Subsidiary Guarantors. In the event that certain Real Estate of a Subsidiary of Borrower is to be included as a Collateral Pool Property as contemplated by §5.3 and such Real Estate is approved for inclusion as a Collateral Pool Property in accordance with the terms hereof, Borrower shall cause each such Subsidiary and any other Subsidiary of Borrower which owns an interest in such Subsidiary to execute and deliver to Agent a Joinder Agreement and supplement to the Cash Collateral Agreement, and such Subsidiary or Subsidiaries shall become an Additional Subsidiary Guarantor hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and to execute the Joinder Agreement, a supplement to the Cash Collateral Agreement and such Security Documents as Agent may require. Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. Without limiting the foregoing, each such Subsidiary shall be in compliance with the covenants set forth in §7.17. In connection with the delivery of such Joinder Agreement and supplement to the Cash Collateral Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6 Release of Certain Guarantors. In the event that all Collateral Pool Properties owned by a Subsidiary Guarantor shall have been removed in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement. The provisions of this §5.6 shall not apply to Borrower.

§5.7 Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans to Borrower, then the Agent shall be entitled to release the Collateral from the lien and security interest of the Security Documents and to release the Borrower and Guarantors, provided that Agent has not received a notice from the “Representative” (as defined in §14.16) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§5.8 Non-Encumbrance of Collateral Pool Properties. Without implying any limitation upon the generality of §8.2, the Borrower will not, and will not permit any other Person to, create or incur lien, encumbrance, mortgage, pledge, negative pledge, restriction or other security interest of any kind upon any Collateral Pool Property or any property relating thereto described in any Mortgage (whether now owned or hereafter acquired), except for Permitted Liens with respect to such Collateral Pool Properties.

§6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. Borrower is a limited partnership duly organized pursuant to its certificate of limited partnership filed with its state of organization or formation, and is validly existing and in good standing under the laws of its state of organization or formation. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions of its organization and where a Collateral Pool Property, if any, owned by it is located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b) Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where a Collateral Pool Property, if any, owned by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or the Guarantors is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, limited liability company agreement, articles of incorporation or other charter documents or bylaws of, or any other material agreement or other instrument binding upon, any such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or the Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or the Guarantors is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, the Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no rights of others, including any mortgages, leases pursuant to which the Borrower or any of its Subsidiaries or any of its Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4 Financial Statements. The Borrower and the Guarantors have furnished to Agent: (a) the pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the date of this Agreement and the related pro forma consolidated statement of income and cash flow as of the date of this Agreement certified by the chief financial or president of Sealy & Company on behalf of Borrower, (b) the pro forma balance sheet of the Borrower and its Subsidiaries as of the date of this Agreement and the related pro forma statement of income and cash flow as of the date of this Agreement certified by the chief financial or president of Sealy & Company on behalf of Borrower, (c) an unaudited statement of Net Operating Income for each of the Collateral Pool Properties for the period ending September 30, 2025 reasonably satisfactory in form to the Agent and certified by the chief financial or president of Sealy & Company on behalf of Borrower as fairly presenting the Net Operating Income for such parcels for such periods, and (d) certain other financial information relating to the Guarantors, Borrower and the Collateral Pool Properties. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of the Borrower, the Guarantors and their Subsidiaries as of such dates and the consolidated results of the operations of the Borrower, the Guarantors and their Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of the Borrower, the Guarantors and their Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of the Borrower, the Guarantors and their Subsidiaries, or their respective statements of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Borrower, the Guarantors or their Subsidiaries or any of the Collateral Pool Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of any of the Collateral Pool Property.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrower, their Subsidiaries and the Guarantors possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. None of the Collateral Pool Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo.

§6.7 Litigation. Except as stated on Schedule 6.7 attached hereto, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower or the Guarantors threatened against Borrower, any of its Subsidiaries, or any Guarantor before any court, tribunal, arbitrator, mediator or administrative agency or board (a) which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or (b) which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7 attached hereto, as of the date of this Agreement there are no judgments, final orders or awards outstanding against or affecting Borrower, any of its Subsidiaries, any Guarantor or any Collateral Pool Property.

§6.8 No Material Adverse Contracts, Etc. None of the Borrower, its Subsidiaries or any Guarantor is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, its Subsidiaries or any Guarantor is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, its Subsidiaries or any Guarantor is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, its Subsidiaries and the Guarantors (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations to the extent required to be paid by such entities (other than those presently payable without penalty or interest and those currently being contested in good faith by appropriate proceedings which shall suspend the collection thereof and against which adequate reserves have been established), and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. There are no audits pending or to the knowledge of Borrower or the Guarantors threatened with respect to any tax returns filed by Borrower. The taxpayer identification number for Borrower is set forth on Schedule 6.10 attached hereto.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrower, its Subsidiaries or any Guarantor is an “investment company”, as such term is defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against Borrower or any Subsidiary thereof without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of Borrower or any Subsidiary thereof or rights thereunder.

§6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower, the Guarantors or any of their Subsidiaries or Affiliates or, to the best knowledge of Borrower and the Guarantors, any other Person other than Permitted Liens.

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 attached hereto, none of the partners, officers, trustees, managers, members, directors, or employees of Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, the Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.16 Employee Benefit Plans. Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan,

Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the assets of Borrower, Guarantors or their respective Subsidiaries constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrower and the Guarantors in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects as of the date provided, and neither Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information, other than projection, estimates and forward looking statements, contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of Borrower or any Guarantor is and will be true and correct in all material respects as of the date provided and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, the Guarantors, their Subsidiaries or the Collateral Pool Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, property condition assessment, zoning or code compliance report, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s and Guarantors’ counsel (although the Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable), it being understood that such information shall not be a guarantee of performance, and the actual results may differ from the projections, and such differences may be material.

§6.18 Trade Name; Place of Business. The Borrower does not use any trade name or conduct business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and Guarantors is 333 Texas Street, Suite 1050, Shreveport, Louisiana 71101.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor the Guarantors is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, except as specifically set forth (i) in the written environmental site assessment reports of an Environmental Engineer provided to the Agent in the case of the Collateral Pool Properties, or (ii) on Schedule 6.20(c) attached hereto or (d), make the following representations and warranties:

(a) None of the Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries, nor to the best knowledge and belief of Borrower any operator of the Collateral Pool Properties, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Collateral Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Collateral Pool Property.

(b) None of the Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Collateral Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Collateral Pool Property.

(c) (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries or, to the best knowledge and belief of the Borrower and the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of the Real Estate of the type and size of those owned by the Borrower in the ordinary course of its business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off‑site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.20(c) as to any Real Estate (other than the Collateral Pool Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).

(d) Except as set forth on Schedule 6.20(d) attached hereto, none of the Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries nor the Collateral Pool Properties is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the date of this Agreement.

(e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Collateral Pool Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Collateral Pool Property.

(f) None of the Borrower or the Guarantors have received any written notice of any claim by any party that any use, operation, or condition of (i) any Collateral Pool Property has caused any nuisance or any other liability or adverse condition on any other property of (ii) any other Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate (other than the Collateral Pool Properties) has had or could reasonably be expected to have a Material Adverse Effect, nor is there any knowledge of any basis for such a claim under clause (i) or (ii).

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) attached hereto sets forth, as of the date of this Agreement, all of the Subsidiaries of the Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and all of the owners of the direct and indirect ownership interests (whether legal, equitable or beneficial) therein (provided that such schedule shall not be required to show the direct or indirect owners of Borrower). Schedule

6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates and DSTs of the REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates and DSTs, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate and DST. Each Subsidiary Guarantor is a Wholly Owned Subsidiary of Borrower.

§6.22 Leases. The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto (other than minor amendments which may exist, are not available, but which have been superseded by subsequent amendments or otherwise constitute immaterial changes) relating to each Collateral Pool Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date of this Agreement. An accurate and complete Rent Roll as of the date of inclusion of the applicable Real Estate as a Collateral Pool Property with respect to all Leases of any portion of the Collateral Pool Property has been provided to the Agent. The Leases previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Collateral Pool Property and in the Building relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, abatement, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.22 attached hereto, the Leases reflected therein are, as of the date of inclusion of the applicable Real Estate as a Collateral Pool Property, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22 attached hereto, as of the date of inclusion of such Real Estate as a Collateral Pool Property, neither Borrower nor any Subsidiary Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. No property other than the Collateral Pool Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease. The Borrower has complied with the terms and conditions of Section 5(c) of the Cash Collateral Agreement.

§6.23 Collateral Pool Properties.

(a) Borrower makes the following representations and warranties with respect to each Collateral Pool Property:

(i) Off Site Utilities. All water, sewer, electric, gas, telephone and other utilities to the extent necessary for the use and operation of such Collateral Pool Property are installed to the property lines of such Collateral Pool Property through dedicated public rights-of-way or through perpetual private easements approved by the Agent with respect to which, any applicable Mortgage creates a valid and enforceable first lien or security title and are connected to the Buildings comprising such Collateral Pool Property with valid permits and are adequate to service such Buildings in compliance with Applicable Law.

(ii) Access, Etc. Except as shown on the Surveys for the Collateral Pool Properties, the streets abutting such Collateral Pool Property are dedicated and accepted public roads, to which such Collateral Pool Property has direct access by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by motor vehicles and by foot to public roads) to which such Collateral Pool Property has direct access approved by the Agent and with respect to which, any applicable Mortgage creates a valid and enforceable first lien or security title. All private ways providing access to such Collateral Pool Property are zoned in a manner which will permit access to the Buildings comprising such Collateral Pool Property over such ways by trucks and other motor vehicles.

(iii) Independent Building. The Buildings located on such Collateral Pool Property are fully independent in all respects including, without limitation, in respect of structural integrity, heating, ventilating and air conditioning, plumbing, mechanical and other operating and mechanical systems, and electrical, sanitation and water systems, all of which are connected directly to offsite utilities located in public streets or ways or through insured perpetual private easements approved by Agent. Each Building is located on a lot which is separately assessed from any property other than Collateral Pool Property for purposes of real estate tax assessment and payment. The Buildings, all personal property of the owners of such Collateral Pool Property therein and all paved or landscaped areas related to or used in connection with the Buildings are located wholly within the perimeter lines of the lot or lots on which such Collateral Pool Property is located, except as may be specifically shown on the Survey for such Collateral Pool Property. There are no Buildings, improvements or other material matters affecting such Collateral Pool Property which should be shown on a current and accurate survey of such Collateral Pool Property other than those shown on the Survey provided to Agent.

(iv) Condition of Building; No Asbestos. Except as may otherwise be specifically disclosed in any written engineering report furnished by Borrower to Agent prior to acceptance of such Real Estate as a Collateral Pool Property, the Buildings comprising such Collateral Pool Property are structurally sound, in good repair and free of material defects in materials and workmanship and have been constructed, and installed in material compliance with the plans and specifications relating thereto. Except as disclosed in written reports delivered to Agent in connection with the inclusion of Real Estate as a Collateral Pool Property, all major building systems located within each such Building, including without limitation heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other mechanical systems (but excluding any systems which are required to be maintained by tenants), are in good working order and condition. Except as disclosed in a report of an Environmental Engineer delivered to Agent in connection with the inclusion of Real Estate as a Collateral Pool Property, no asbestos is located in or on any Building, except for nonfriable asbestos or contained friable asbestos which is being monitored and/or remediated in accordance with the recommendations of an Environmental Engineer.

(v) Building Compliance with Law. Except as disclosed in written reports provided to Agent in connection with the inclusion of Real Estate as a Collateral Pool Property, the Buildings as presently constructed, used, occupied and operated do not violate in any material respect any applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health, sanitation, safety, handicapped access, historic preservation and protection, tidelands, wetlands, flood control and Environmental Laws, including without limitation, the American With Disabilities Act or any state laws regarding disability requirements (taking into account any “grandfathered” status under such laws, regulations, or ordinances applicable to such Collateral Pool Property), or any lease, agreement, declaration, covenant or instrument to which Borrower, any Subsidiary Guarantor or its respective Collateral Pool Property may be subject (hereinafter referred to as the “Requirements”). Except as shown on the Survey for such Collateral Pool Property, such Collateral Pool Property is not located in a flood hazard area as defined by the Federal Insurance Administration. Except as disclosed to the Agent in writing prior to the inclusion of such Real Estate as a Collateral Pool Property, such Collateral Pool Property is not located in Zone 3 or Zone 4 of the “Seismic Zone Map of the U.S.” Each Building complies with applicable zoning laws and regulations and is not a so called non-conforming use (taking into account any “grandfathered” status under such laws, regulations, or ordinances applicable to such Collateral Pool Property. Except as disclosed in written reports provided to Agent in connection with the inclusion of Real Estate as a Collateral Pool Property, the zoning laws permit use of each Building for its current use. Except as disclosed in written reports provided to Agent in connection with the inclusion of Real Estate as a Collateral Pool Property, there is such number of parking spaces on the lot or lots on which such Collateral Pool Property is located as is adequate under the zoning laws and regulations to permit use of each Building for its current use. Such Collateral Pool Property constitutes separate parcels, which have been properly subdivided in accordance with all applicable state and local laws, regulations and ordinances to the extent required thereby, and neither the execution and delivery of the applicable Mortgage, an Assignment of Interests or an amendment to the Assignment of Interests nor the exercise of any remedies thereunder by Agent shall violate in any material respect any such law or regulation relating to the subdivision of real property. To the best of Borrower’s knowledge, there is no evidence of illegal activities with respect to controlled substances on such Collateral Pool Property.

(vi) No Required Collateral Pool Property Consents, Permits, Etc. Neither Borrower nor any Subsidiary Guarantor has received any written notice of, and has no knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required by Applicable Law affecting such Collateral Pool Property for the maintenance, operation, servicing and use of such Collateral Pool Property or any Building for its current use (hereinafter referred to as the “Project Approvals”) which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid, or which are no longer in full force and effect. No Project Approvals will terminate, or become void or voidable or terminable on any foreclosure sale of such Collateral Pool Property pursuant to the applicable Mortgage or Assignment of Interests. There are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, such Collateral Pool Property or any part thereof.

(vii) No Violations. Neither Borrower nor any Subsidiary Guarantor has received any notice of, nor has any knowledge of, any violation of any applicable Requirements or Project Approvals or any other material violation of restrictions or agreements by which Borrower, such Subsidiary Guarantor or such Collateral Pool Property is bound.

(viii) Insurance. Neither Borrower nor any Subsidiary Guarantor has received any notice from any insurer or its agent requiring performance of any work with respect to such Collateral Pool Property or canceling or threatening to cancel any policy of insurance, and such Collateral Pool Property complies with the requirements of all of Borrower’s insurance carriers.

(ix) Real Property and other Taxes; Special Assessments. There are no unpaid or outstanding real estate or other taxes or assessments on or against such Collateral Pool Property or any part thereof, including, without limitation, any payments in lieu of taxes, which are payable by Borrower or Subsidiary Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or subject to any penalties, interest or other late charges). There are no unpaid or outstanding gross receipts, rent or sales taxes payable by Borrower or any Subsidiary Guarantor, with respect to the use and operation of such Collateral Pool Property which are due and payable. Borrower has delivered to the Agent true and correct copies of real estate tax bills and private assessments for such Collateral Pool Property for the past year. No abatement proceedings are pending with reference to any real estate taxes or private assessments assessed against such Collateral Pool Property. There are no betterment assessments or other special assessments presently pending with respect to any portion of such Collateral Pool Property, and neither Borrower nor any Subsidiary Guarantor has received any notice of any such special assessment being contemplated.

(x) Historic Status. No Building comprising such Collateral Pool Property is a historic structure or landmark and no Building or such Collateral Pool Property is located within any historic district pursuant to any federal, state or local law or governmental regulation.

(xi) Eminent Domain; Casualty. There are no pending eminent domain proceedings against such Collateral Pool Property or any part thereof, and, to the knowledge of Borrower, no such proceedings are presently threatened or contemplated by any taking authority. Neither such Collateral Pool Property, any Building comprising such Collateral Pool Property nor any part thereof is now materially damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(xii) Current Collateral Pool Properties. Schedule 6.23 attached hereto sets forth all of the Collateral Pool Properties included as Collateral as of the date of this Agreement.

(xiii) Management Agreement. Borrower has delivered to Agent a true, correct and complete copy of the Management Agreement relating to such Collateral Pool Property.

(xiv) No Options or Other Material Agreements. Except as acceptable to Agent, as of the date of acceptance of Real Estate as a Collateral Pool Property, no Person has any right of first refusal, right of first offer or other option to acquire such Collateral Pool Property or any Building thereon or any portion thereof or interest therein. Except as set forth in the Title Policy, there are no material agreements pertaining to such Collateral Pool Property other than as described in this Agreement (including the Schedules hereto) or the Title Policy except for those that can be terminated upon at least thirty (30) days notice.

(xv) Mold Condition. Neither the improvements located on such Collateral Pool Property nor any operations therein, is now or has been damaged, impacted, or otherwise affected by or subject to the growth or existence of a Mold Condition (as defined in the Indemnity).

(b) Forfeiture. There has not been and shall never be committed by Borrower, any Subsidiary Guarantor or any agent of such Persons any act or omission affording the federal government or any state or local government the right of forfeiture as against any Collateral Pool Property or any part thereof or any monies paid in performance of Borrower’s and Subsidiary Guarantors’ obligations under any of the Loan Documents.

(c) Conviction of Criminal Acts. None of the Borrower or the Guarantors has ever been convicted of a crime (which shall not include traffic violations) and is not currently the subject of any pending or threatened criminal investigation or proceeding. The Borrower has disclosed to the Agent in writing any civil action (whether or not such action resulted in a judgment) and regulatory or enforcement proceeding to which any of the Borrower or the Guarantors was a defendant or respondent in which it was alleged that such Person engaged in fraud, deception or misrepresentation, or with respect to which such Person was ordered or agreed not to engage in the banking or securities industry.

(d) Homestead. No Collateral Pool Property forms part of any property owned, used or claimed by Borrower or any Subsidiary Guarantor as a residence or business homestead and is not exempt from forced sale under the laws of the State in which such Collateral Pool Property is located. The Borrower for itself and each Subsidiary Guarantor hereby disclaim and renounce each and every claim to all or any portion of the Collateral Pool Property as a homestead.

§6.24 Brokers. None of the Borrower or the Guarantors has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. As of the date of this Agreement (a) none of the Borrower, any Subsidiary Guarantor nor any of their respective Subsidiaries is in default (beyond any applicable notice and cure period) of (i) the payment of any Indebtedness that individually or in the aggregate has an outstanding principal balance in excess of $500,000.00 (“Material Debt”), or (ii) the performance of any material obligation under any agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party that is related to a Material Debt, and (b) as of the date of this Agreement all Indebtedness of Borrower, each Subsidiary Guarantor and their respective Subsidiaries is current and not subject to acceleration. None of Borrower nor the Guarantors is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of Borrower or any Guarantor. Schedule 6.25 attached hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Subsidiary Guarantor or their respective properties and entered into by Borrower and/or such Subsidiary Guarantor as of the date of this Agreement with respect to any Indebtedness of Borrower or any Subsidiary Guarantor in an amount greater than $500,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof as Agent has requested.

§6.26 Solvency. As of the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, Borrower and each Guarantor is able to pay its debts as they become due, and Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. None of the Borrower or the Guarantors is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither the Borrower nor the Guarantors have knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower or Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each of the Borrower and the Guarantors and, to Borrower’s and Guarantors’ belief, the creditors of such Persons. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each of the Borrower and each Subsidiary Guarantor to be an obligor with respect to the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, the Guarantors and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.30 Contribution Agreement. The Borrower and Subsidiary Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought and general equitable principles.

§6.31 OFAC. No Borrower, Guarantor, Subsidiary of Borrower or Guarantor or any of their respective directors, officers or, to the knowledge of any Borrower, employees, agents, advisors or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria or (ii) with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with Person (any such Person, a “Designated Person”). In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Laws (including, without limitation, any Sanctions Laws and Regulations) concerning money laundering and similar activities. None of the Borrower, nor any Guarantor or any Subsidiary, director or officer of Borrower or any Guarantor or, to the knowledge of any Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32 Ground Lease.

(a) Each Ground Lease contains the entire agreement of the applicable Subsidiary Guarantor and the applicable owner of the fee interest in such Collateral Pool Property (the “Fee Owner”), pertaining to the Collateral Pool Property covered thereby. With respect to Collateral Pool Property subject to a Ground Lease, the applicable Subsidiary Guarantors have no estate, right, title or interest in or to the Collateral Pool Property except under and pursuant to the Ground Lease or except as may be otherwise approved in writing by Agent. The Borrower has delivered a true and correct copy of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records and referenced in the Title Policy for such Collateral Pool Property.

(b) The applicable Fee Owner is the exclusive fee simple owner of the Collateral Pool Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable Title Policy or title search for such Collateral Pool Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.

(c) There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.

(d) Each Ground Lease is in full force and effect and, to Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Subsidiary Guarantor or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date of this Agreement and no Subsidiary Guarantor is required to pay any deferred or accrued rent after the date of this Agreement under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e) The applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Agent under the Loan Documents.

§6.33 Collateral Pool Properties. To Borrower’s knowledge, each of the Collateral Pool Properties included by the Borrower in the calculation of the Collateral Pool Availability satisfies all of the requirements contained in this Agreement for such Collateral Pool Property to be included therein.

§6.34 EEA or UK Financial Institutions. None of the Borrower, the Guarantors, nor their respective Subsidiaries is an EEA Financial Institution or a UK Financial Institution.

§6.35 Beneficial Ownership. The information included in the most recent Beneficial Ownership Certification, if any, delivered by the Borrower is true and correct in all respects.

§7. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and the Guarantors will maintain their respective chief executive office at 333 Texas Street, Suite 1050, Shreveport, Louisiana 71101, or at such other place in the United States of America as the Borrower or the Guarantors shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or the Guarantors in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and Guarantors will, and will cause their Subsidiaries to, (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of their respective properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither Borrower nor any Subsidiary Guarantor shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year.

§7.4 Financial Statements, Certificates and Information. Borrower, Carve-Out Guarantor and the Subsidiary Guarantors will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a) as soon as available, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited consolidated balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or president of Sealy & Company on behalf of Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by Ernst & Young, LLP or another accounting firm reasonably approved by Agent, and any other information the Lenders may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries;

(b) as soon as available, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or president of the Borrower and its Subsidiaries that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or president of Sealy & Company on behalf of Borrower in the form of Exhibit H hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date as well as the account balances relating to the Taxes and Insurance Reserve Account (as defined in the Cash Collateral Agreement) and TI/LC Reserve Account (as defined in the Cash Collateral Agreement). The Borrower shall submit with the Compliance Certificate a Collateral Pool Certificate in the form of Exhibit G attached hereto (a “Collateral Pool Certificate”) pursuant to which the Borrower shall calculate the amount of the Collateral Pool Availability as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of the Required Capital Items Amount and Net Operating Income for such calendar quarter for each of the Collateral Pool Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date of this Agreement and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or president of Sealy & Company on behalf of Borrower that the information contained in such statement fairly presents the required Capital Items Amount and Net Operating Income of the Collateral Pool Properties for such periods;

(d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $500,000.00 or more of the Borrower and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) simultaneously with the delivery of the financial statements referred to in subsections (b) above, (i) a Rent Roll for each of the Collateral Pool Properties, a consolidated Rent Roll for all of the Collateral Pool Properties and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Collateral Pool Property during each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Collateral Pool Properties for each such calendar quarter and year to date and a consolidated operating statement for the Collateral Pool Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), (iii) a consolidated Rent Roll for all of the Real Estate of the Borrower and its Subsidiaries in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter of each year), and a consolidated Operating Statement for all of the Real Estate of the Borrower and its Subsidiaries for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), (iv) a copy of each Lease or amendment to any Lease entered into with respect to a Collateral Pool Property during such calendar quarter (including the fourth calendar quarter in each year), and (v) a report on the raising of capital for the Borrower;

(f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the Real Estate owned by the Borrower and its Subsidiaries (or in which Borrower or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and such other information as may necessary for the determination of Total Asset Value, and (ii) listing the Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse;

(g) if requested in writing by Agent, copies of all material of a financial nature, reports or proxy statements sent to the owners of the Borrower or the Guarantors;

(h) promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Guarantors;

(i) if requested in writing by Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Borrower or any Guarantor shall file with the SEC;

(j) notice of any audits pending or threatened in writing with respect to any tax returns filed by the Borrower or its Subsidiaries promptly following notice of such audit;

(k) not later than January 31 of each year, if requested in writing by Agent, a budget and business plan for the Borrower and each Collateral Pool Property for the then-current calendar year;

(l) notice of any claims against Borrower or Carve-Out Guarantor with respect to Non-Recourse Exclusions;

(m) without limiting the terms of §2.11 or §2.12, a completed and executed Beneficial Ownership Certification from Borrower, if requested by the Agent or any Lender at any time Agent or such Lender determines that it is required by law to obtain such certification;

(n) within five (5) Business Days of the occurrence thereof, notice of the issuance of, or increase in the amount of, any Preferred Securities of Borrower;

(o) promptly upon the request by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Collateral Pool Properties;

(p) not later than thirty (30) days following the written request of Agent, copies of the unaudited consolidated balance sheet of Sealy & Company, and the related unaudited consolidated statements of income and cash flows for the portion of the Sealy & Company's fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or president of the Borrower and its Subsidiaries that the information contained in such financial statements fairly presents the financial position of Sealy & Company on the date thereof (subject to year-end adjustments), provided that such request may not be made by Agent more than one (1) time during any twelve (12) calendar month period unless a Default or Event of Default shall have occurred and be continuing;

(q) simultaneously with the delivery of the Compliance Certificate referred to in subsection (c) above, a quarterly equity capital raising report; and

(r) from time to time such other financial data and information in the possession of the Borrower or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower and its Subsidiaries) as the Agent may reasonably request.

The Borrower shall reasonably cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan

Documents shall be delivered by or on behalf of the Borrower to the Agent (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Unless and until Agent or the Lenders receive written notification to the contrary, Borrower hereby designates all Information Materials as “Private Information” for purposes of this Section and this Agreement. Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent. The Borrower and the Guarantors authorize Agent and Arranger to disseminate any such materials, including without limitation the Information Materials through the use of Debtdomain, Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arranger do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, the Arranger or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or the Arranger’s transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Arranger and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.

In the event that Borrower becomes a "reporting company" under federal or state securities laws, then the Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arranger to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arranger shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5 Notices.

(a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Collateral Pool Property, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect, or (C) the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to such Collateral Pool Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting Borrower, any Guarantor or any of their respective Subsidiaries or to which Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against Borrower, any Guarantor or any of their respective Subsidiaries that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $250,000.00.

(e) Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Subsidiary Guarantor under a Ground Lease.

(f) ERISA. The Borrower will give written notice to the Agent within ten (10) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) The Borrower and the Guarantors will, and will cause each of the Subsidiaries of Borrower to, preserve and keep in full force and effect their legal existence in the State of its incorporation or formation, other than as permitted by §8.4. The Borrower and Guarantors will preserve and keep in full force all of their rights and franchises and those of the Subsidiaries of SIPIVLP, the preservation of which is necessary to the conduct of their business. Borrower shall continue to own directly or indirectly one hundred percent (100%) of each Subsidiary Guarantor.

(b) Borrower and each Subsidiary Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, and (iii) will pay all normal and customary operating expenses for the Collateral Pool Properties as the same become due. Without limitation of the obligations of the Borrower and the Subsidiary Guarantors under this Agreement with respect to the maintenance of the Collateral Pool Properties, the Borrower and the Subsidiary Guarantors shall promptly and diligently comply with the recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Collateral Pool Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrower or any Subsidiary Guarantor with respect to the Collateral Pool Property.

§7.7 Insurance; Condemnation.

(a) The Borrower and each Subsidiary Guarantor will, at their expense, procure and maintain for the benefit of the Borrower, each Subsidiary Guarantor and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering each Collateral Pool Property:

(i) Property insurance insuring against causes of loss referred to as “all risk,” “special form causes of loss,” or a reasonable equivalent, including coverage for loss or damage arising from acts of terrorism and breakdown coverage or boiler and machinery coverage for boilers, heating, ventilation and air conditioning equipment, elevators, escalators, and any electric or electronic systems that otherwise service the building; for loss or damage to each Building and the contents therein of the Borrower and Subsidiary Guarantors in amounts not less than their respective insurable replacement values or such other amounts as the Agent may approve, with deductibles not to exceed $250,000.00 for any one occurrence. The property insurance shall be written on a replacement cost basis, without coinsurance or with coinsurance waived via an agreed value provision, and, if requested by the Agent, a contingent liability from operation of building laws endorsement in such amounts as the Agent may require. Insurable replacement value as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower and Subsidiary Guarantors without deduction for physical depreciation thereof;

(ii) During the course of construction of any Building or during the period of any renovation or repair not covered by Borrower’s property insurance, builder’s risk insurance on an “all risk” or “special form causes of loss” basis, on a completed value, non-reporting form or, if on a reporting form, under terms which enable the Borrower to recover the full value of a claim for damage regardless of the possible delinquent status of any required report, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Collateral Pool Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and, if required by Agent, a permission to occupy endorsement;

(iii) Flood insurance if at any time any Building is located in any federally designated “Special Flood Hazard Area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, AR, AR/A, AR/AE, AR/AH, AR/AO, AR/A1-A30, V1-30, VE, or V, or any other zone determined by FEMA at any time during the term of this Agreement to be a Special Flood Hazard Area) in an amount acceptable to Agent and in no event less than the least of (a) the full replacement cost, (b) the amount or allocated amount of the outstanding loan balance attributable to the Building or (c) the maximum amount then available under the National Flood Insurance Program, including coverage for contents if contents are included as security;

(iv) Earthquake insurance if the Collateral Pool Property is, as reasonably determined by Agent, located in an area of high hazard, for such limits as Agent may reasonably require;

(v) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Collateral Pool Property for a twelve (12) month period, for loss of income resulting from any occurrence insured under property or builder’s risk coverage required herein, and, to the extent obtainable, resulting from damage insured under Flood or earthquake coverage required herein;

(vi) Commercial general liability insurance equivalent to Insurance Services Office (I.S.O.) Commercial General Liability policy form CG 00 01, insuring against claims for bodily injury and property damage liability, personal injury and advertising injury liability, and including coverage for contractual liability, premises-operations and products-completed operations hazards, all on an occurrence basis, if commercially available, with such additional coverages as the Agent may reasonably require, with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage;

(vii) Employer’s liability insurance with respect to the Borrower’s and Subsidiary Guarantors’ employees;

(viii) Umbrella liability insurance with limits of not less than $25,000,000.00 to be in excess of the limits of the required general liability and employer’s liability insurance, with coverage at least as broad as the required primary coverage. The required limit may be arranged through a combination of primary and excess umbrella policies. All such policies shall be endorsed to provide defense coverage obligations;

(ix) Workers’ compensation insurance for all employees of the Borrower and Subsidiary Guarantors engaged on or with respect to the Collateral Pool Property with limits as required by Applicable Law (or if Borrower and Subsidiary Guarantors have no employees, for all employees of the managers under the Management Agreements), although Borrower and Subsidiary Guarantors may self-insure workers’ compensation claims when authorized to do so by the state regulatory agency having jurisdiction; and

(x) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent.

The Borrower shall pay all premiums on insurance policies. The required general and excess/umbrella liability insurance policies with respect to all Collateral Pool Property shall name the Agent and each Lender as an additional insured and shall contain cross liability/severability provisions. The required property, builder’s risk, flood, earthquake and business income/loss of rents insurance policies shall name the Agent as mortgagee (with respect to each Collateral Pool Property subject to a Mortgage) and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses (with respect to each Collateral Pool Property subject to a Mortgage) and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower shall deliver duplicate originals or certified copies of all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrower shall deliver to the Agent evidence of continued coverage, as may be satisfactory to the Agent.

(b) All policies of property, builder’s risk, flood and earthquake insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary Guarantors or anyone acting for the Borrower or any Subsidiary Guarantors (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Collateral Pool Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Collateral Pool Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent, and (iii) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c) All liability policies required by this Agreement shall contain clauses or endorsements to the effect that (i) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower, the Subsidiary Guarantors and the Agent, (ii) such insurance is primary and without right of contribution from any other insurance which may be available, and to the extent obtainable, and (iii) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent,

(d) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Collateral Pool Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide.

(e) All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Collateral Pool Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X” or such other rating as may be acceptable to Agent.

(f) Neither Borrower nor any Subsidiary of Borrower shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(g) In the event of any loss or damage to the Collateral Pool Property in excess of $500,000.00, the Borrower or the applicable Subsidiary Guarantor shall give prompt written notice to the insurance carrier and the Agent. Borrower and Subsidiary Guarantor hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the applicable Borrower or Subsidiary Guarantor shall in good faith diligently pursue such claim, the applicable Borrower or Subsidiary Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the applicable Borrower or Subsidiary Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the applicable Borrower or Subsidiary Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $250,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as the applicable Borrower or Subsidiary Guarantor shall in good faith diligently pursue such claim. Unless otherwise agreed to by the Agent in writing, the Borrower and Subsidiary Guarantors shall cause all Insurance Proceeds and Condemnation Proceeds to be paid directly to Agent, for the benefit of the Lenders, subject to Borrower’s and Subsidiary Guarantor's right to adjust certain claims and use such proceeds as provided in this Agreement. The Borrower and Subsidiary Guarantors further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Collateral Pool Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Collateral Pool Property and the Obligations as they become due during the course of reconstruction or repair of the Collateral Pool Property and to reimburse the Borrower or Subsidiary Guarantors, as applicable, in accordance with such terms and conditions as the Agent may prescribe, for the costs of reconstruction or repair of the Collateral Pool Property, and upon completion of such reconstruction or repair to apply any excess to the payment of the Obligations.

(h) Notwithstanding the foregoing or anything to the contrary contained in the Mortgages or the Assignments of Interests, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or the applicable Subsidiary Guarantor to reconstruct and repair the Collateral Pool Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed twenty-five percent (25%) (or such other higher threshold as may be approved by Agent in its sole discretion) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Subsidiary Guarantor shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Collateral Pool Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrower or such Subsidiary Guarantor shall have delivered to the Agent written agreements binding upon the Major Tenants and not less than ninety percent (90%) (or such other lower threshold as may be approved by Agent in its sole discretion) of the remaining tenants or other parties having present or future rights to possession of any portion of the affected Collateral Pool Property or having any right to require repair, restoration or completion of the Collateral Pool Property or any portion thereof (determined by reference to those tenants that are not Major Tenants in the aggregate occupying or having rights to occupy not less than ninety percent (90%) (or such other lower threshold as may be approved by Agent in its sole discretion) of the Net Rentable Area of the Building so damaged, excluding the portion leased by Major Tenants), agreeing upon a date for delivery of possession of the Collateral Pool Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration and prior to the exhaustion or expiration of any rental loss insurance coverage, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Revolving Credit Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against Borrower, any Subsidiary Guarantor or the Agent, and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a five percent (5%) reduction in occupancy or rental income from the Collateral Pool Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a five percent (5%) reduction in occupancy or in rental income from all of the Collateral Pool Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred (provided that in no event shall any such reduction result in a violation of any of the covenants in §9 on a pro forma basis after giving effect to such reduction). Any excess Insurance Proceeds shall be paid to the Borrower or Subsidiary Guarantor owning such affected Collateral Pool Property, or if a Default or Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Collateral Pool Property is sold or the Collateral Pool Property is acquired by the Agent, all right, title and interest of the Borrower and the Subsidiary Guarantors in and to any insurance policies and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Collateral Pool Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrower or the Subsidiary Guarantors, as applicable, or purchaser of the Collateral Pool Property.

(i) The Borrower, the Subsidiary Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Subsidiary Guarantors and their respective Subsidiaries (as applicable) and the Real Estate other than the Collateral Pool Property in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

§7.8 Taxes; Liens. The Borrower and Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Collateral Pool Properties or other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrower, Guarantors or their respective Subsidiaries, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and Borrower or Subsidiary Guarantor shall have deposited with Agent as additional

Collateral, or such other Guarantor or Subsidiary shall have set aside on its books adequate reserves as reasonably determined by Agent in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, Borrower, Guarantor or Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. Within twenty (20) days following the written request of Agent, the Borrower shall deliver to Agent copies of all tax bills and invoices with respect to the Collateral Pool Properties together with written evidence of payment thereof not later than ten (10) Business Days prior to the date upon which such amounts are due and payable.

§7.9 Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice during normal business hours, to visit and inspect any of the Collateral Pool Properties (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, comply in all respects with (i) all Applicable Laws now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by Applicable Laws for the conduct of its business or the ownership, use or operation of its properties, except where (x) in the case of any of the Borrower, any Guarantor or any Collateral Pool Property, failure to so comply with either clause (i), (iii), (iv) or (v) would not result in the material non-compliance with the items described in such clauses, and (y) with respect to any other Person or Real Estate other than a Collateral Pool Property, failure to so comply with clause (i), (iii), (iv) or (v) would not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, the Guarantors or any of their respective Subsidiaries may fulfill any of its obligations hereunder, such Person will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. Borrower and the Guarantors shall develop and implement such programs, policies and procedures as are necessary to be expected to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrower or Guarantors shall determine that any investors in Borrower or Guarantors are in violation of such act.

§7.11 Further Assurances. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Management. The Borrower shall not, and shall not permit any Subsidiary Guarantor to, enter into any Management Agreement with a third party manager for the Collateral Pool Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified or amended in any material respect or terminated without Agent’s prior written approval and, after such approval, no such Management Agreement shall be modified or amended in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval of a new manager and Management Agreement upon the execution and delivery to Agent of a collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the Obligations, in form and substance substantially the same as the Assignment and Subordination of Management Agreements delivered on the Closing Date (with such changes thereto as are reasonably acceptable to Agent).

§7.13 Leases.

(a) The Borrower will, and will cause the Subsidiary Guarantors to, take, or cause to be taken, all reasonable steps within the power of the Borrower and Subsidiary Guarantors to market and lease the leasable area of the Collateral Pool Properties in accordance with sound and customary leasing and management practices for similar properties. Any such leasing activity shall be conducted in accordance with the terms of §7.13(b), below, and the Mortgages. During the existence of an Event of Default, the Agent shall have the right, and the Borrower and Subsidiary Guarantors hereby authorize the Agent, to communicate directly with any tenant under a Lease to verify any information delivered to the Agent by the Borrower or Subsidiary Guarantors concerning such tenant or such tenant’s Lease.

(b) The Borrower will not, and will not permit the Subsidiary Guarantors to, enter into any Lease with a Major Tenant, or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any Lease with a Major Tenant without the prior written consent of the Agent, which consent shall not be unreasonably withheld. With respect to any Lease entered into after the date hereof which would not be with a Major Tenant, the Borrower and Subsidiary Guarantors may enter into such Lease, provided that such Lease is a bona fide arm’s length lease entered into in the ordinary course of business with a party that is not an Affiliate of Borrower or the Subsidiary Guarantors or addition, or other change made by in accordance with sound leasing and management practices for similar properties and such Lease, does not contain any rights of first offer or first refusal or other rights to purchase such Collateral Pool Property) and will not cause a default under any other Lease. With respect to any Lease which is not with a Major Tenant, the Borrower and Subsidiary Guarantors may amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or granting concessions to or waive the performance of any obligations of any tenant, lessee or licensee under any such Lease in the ordinary course of business consistent with sound leasing and management practices for similar properties. To the extent the Agent’s approval or consent is required pursuant to this §7.13, Agent’s approval shall be deemed granted in the event the Agent fails to respond to the Borrower’s request within ten (10) Business Days if (A) Borrower has delivered to Agent and Agent’s counsel the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Agent does not approve or reject the applicable request within ten (10) Business Days from the date Agent and Agent’s counsel receive the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., Federal Express) that the same has been delivered. The Borrower and Subsidiary Guarantors shall furnish the Agent with executed copies of all Leases or amendments thereto hereafter made with respect to any Collateral Pool Property. The Borrower and Subsidiary Guarantors shall deliver a Payment Direction Letter (as defined in the Cash Collateral Agreement) to each new tenant of a Lease entered into after the date hereof with respect to a Collateral Pool Property.

(c) The Borrower shall not, and will not permit the Subsidiary Guarantors to, collect any rents, issues, profits, revenues, income or other benefits payable under any of the Leases for the Collateral Pool Properties more than one (1) month in advance (provided that the foregoing shall not prohibit the collection of security deposits). The Borrower shall not, and shall not permit the Subsidiary Guarantors to, directly or indirectly, cause or permit to exist, any condition which would result in the termination or cancellation of, or which would relieve the performance of any obligations of any tenant under, any Lease for all or any portion of the Collateral Pool Properties. In the event that any existing or future security deposit is in the form of a letter of credit, Borrower or the applicable Subsidiary Guarantor shall, at Agent’s election, cause Agent to be a named beneficiary thereof and shall otherwise cause such letter of credit to be in form and substance reasonably satisfactory to Agent, and shall assign to Agent its interest in such letter of credit pursuant to documents reasonably satisfactory to Agent. Without limiting any term of the Loan Documents prohibiting Borrower or the Subsidiary Guarantors from terminating Leases, any payments received by Borrower or the Subsidiary Guarantors with respect to early lease termination options or otherwise paid by tenants in consideration of an early termination of any Lease shall, at Agent’s election, be promptly paid to Agent as a prepayment of the Loans if an Event of Default exists.

§7.14 Business of Borrower Operations. The Borrower, the Guarantors and the Subsidiaries of Borrower shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. Borrower, the Subsidiary Guarantors and their respective Subsidiaries will not directly or indirectly, engage in any line of business other than the ownership, operation and development of Industrial Properties or as approved in writing by Agent.

§7.15 Registered Servicemark. Without prior written notice to the Agent, none of the Collateral Pool Properties shall be owned or operated by the Borrower or the Subsidiary Guarantors under any registered or protected trademark, tradename, servicemark or logo. In the event any of the Collateral Pool Properties shall be owned or operated under any registered or protected tradename, trademark, servicemark or logo, the applicable Borrower or Subsidiary Guarantor shall enter into an agreement with Agent, in form and substance satisfactory to Agent, granting to Agent, any successful bidder at a foreclosure sale of such Collateral Pool Property and any subsequent transferee the right and/or license to continue operating such Collateral Pool Property under such tradename, trademark, servicemark or logo.

§7.16 Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of its assets or any of the Collateral Pool Properties will be deemed to be Plan Assets at any time.

§7.17 Ownership of Real Estate.

(a) Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of the Borrower in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries, Unconsolidated Affiliates and DSTs of Borrower as permitted by §8.3. Notwithstanding anything herein to the contrary, Subsidiaries of Borrower that are not wholly owned by Borrower or that are organized as a DST or similar trust shall be allowed to distribute profits, proceeds or other income to all owners of such Subsidiaries in the normal course of business.

(b) Concentration Limits. The Eligible Real Estate included in the calculation of the Collateral Pool Availability shall at all times satisfy all of the following conditions:

(i) aggregate rent and other payments under a lease or leases to any single tenant or any group of Affiliates thereof to account for more than twenty-five percent (25.0%) of Adjusted Net Operating Income (provided, that, a Default or Event of Default shall not occur solely due to the aggregate rent and other payments under a lease or leases to any single tenant or any group of Affiliates thereof to exceeds twenty-five percent (25.0%) of Adjusted Net Operating Income, however, any such excess shall be excluded from the calculation of Adjusted Net Operating Income for purposes of determining any financial covenants hereunder); and

(ii) more than thirty-five percent (35.0%) of the Collateral Pool Value to be attributable to Collateral Pool Properties located in the same submarket, as submarket is defined by CoStar Group Industrial Report (or if such report shall no longer be available to Agent, then such other report or publication as Agent may reasonably select) (provided, that, a Default or Event of Default shall not occur solely due to the Collateral Pool Value attributable to Collateral Pool Properties located in the same submarket exceeds thirty-five percent (35.0%) of the Collateral Pool Value, however, any such excess shall be excluded from the calculation of Collateral Pool Value for purposes of determining any financial covenants hereunder); and

(iii) the Collateral Pool Properties included in the calculation of the Collateral Pool Availability shall consist of not less than seven (7) Collateral Pool Properties, with an aggregate Collateral Pool Value of not less than $100,000,000.00.

§7.18 Distributions of Income to Borrower. The Borrower shall cause all of its Subsidiaries (subject to Applicable Law, the terms of any loan documents under which such Subsidiary is the borrower, and the terms of any organizational documents of a joint venture with a Person that is not an Affiliate of Borrower entered into in the ordinary course of business) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.19 Interest Rate Hedge. In the event that the Borrower shall enter into an interest rate cap, swap, collar or other interest rate protection agreement with a Lender Hedge Provider (the “Interest Hedge”), then as a condition to the obligations of Borrower with respect thereto constituting Hedge Obligations for the purposes of the Loan Documents, Borrower shall execute and deliver to Agent the Assignment of Hedge in form and substance reasonably satisfactory to Agent, and shall further deliver such resolutions, certificates and legal opinions as to Borrower covering the Assignment of Hedge, and consents to and acknowledgments of such pledge by the provider of the Interest Hedge, as Agent may reasonably require. For the avoidance of doubt, unless the provisions of this §7.19 are complied with, no Lender Hedge Provider shall have any right or benefit under or from the Loan Documents or the Collateral.

§7.20 More Restrictive Agreements. Should the Borrower, the Guarantors or any of their respective Subsidiaries enter into or modify any agreements or documents pertaining to any existing or future Indebtedness pursuant to §8.1(j) which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower, the Guarantors or their respective Subsidiaries than those set forth in §8 and §9 of this Agreement, the Borrower shall promptly notify the Agent and, if requested by the Required Lenders, the Borrower, the Guarantors, the Agent and the Required Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required Lenders in their sole discretion. Each of the Borrower and Guarantors agree to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness pursuant to §8.1(j) as the Agent from time to time may request.

§7.21 Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate, DST or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act or any other applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions Laws and Regulations.

§7.22 KYC. Without limiting any restrictions on transfers of ownership interests contained in this Agreement or the other Loan Documents, in the event that there shall be a transfer of direct or indirect ownership interests that results in a Person who did not previously own, in the aggregate, twenty percent (20.0%) or greater of a Borrower or a Guarantor (or ten percent (10.0%) if the transferee is domiciled or organized under the laws of any jurisdiction other than any State or is not a citizen of the United States) owning a percentage of a Borrower or a Guarantor that is equal to or greater than such applicable threshold (a “Material Transfer”), Borrower shall give written notice thereof to Agent at least fifteen (15) Business Days prior to such Material Transfer, shall deliver to Agent sufficient information or documentation about the transferee as may be required for Agent and the Lenders to fulfill their customary Patriot Act/OFAC and other customary “know your customer” requirements and to confirm compliance with all applicable Sanctions Laws and Regulations, the United States Foreign Corrupt Practices Act and other Applicable Law (which, by way of example, may include the receipt and review of copies of operating agreements, by-laws, partnership agreements, articles of incorporation, articles of organization, certificates of formation, certificates of good standing, W-9 forms, updated organizational charts, valid governmental forms of Lenders and such other information or documentation reasonably required by Agent and the Lenders with respect to such customary requirements), and shall cause such transferee to comply with the customary Patriot Act/OFAC and other know your customer requests of Agent and the Lenders. Without limiting any restrictions on transfers of ownership interests contained in this Agreement or the other Loan Documents, transfers of direct or indirect ownership interests in any of the Borrower or Guarantors shall not be permitted if, after giving effect thereto, the Borrower shall be unable to make the representations set forth in §§6.11, 6.12, 6.15, 6.16, 6.31, 6.34, or 6.35 of this Agreement.

§7.23 Beneficial Ownership. Promptly following any change in beneficial ownership of Borrower that would render any statement in an existing Beneficial Ownership Certification untrue or inaccurate, Borrower shall furnish to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) an updated Beneficial Ownership Certification for Borrower.

§8. NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c) current liabilities of the Borrower, the Guarantors and their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default or an Event of Default;

(f) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g) Indebtedness of Sealy & Company (i) that is Recourse Indebtedness in an aggregate amount not to exceed $5,000,000.00 and (ii) that are Non-Recourse Exclusions;

(h) subject to the provisions of §9, Non-Recourse Indebtedness of Subsidiaries of Borrower that are not Subsidiary Guarantors or owners of direct or indirect interests therein that is secured by Real Estate (other than the Collateral Pool Properties or interest therein) and related assets;

(i) [Intentionally omitted];

(j) subject to the provisions of §9, (i) Recourse Indebtedness of Borrower, provided that (A) such Recourse Indebtedness shall be approved in writing by Agent, and (B) the aggregate amount of such Recourse Indebtedness (other than Indebtedness to the Lenders arising under any of the Loan Documents) shall not at any time exceed ten percent (10%) of Total Asset Value, and (ii) Indebtedness of Borrower that are Non-Recourse Exclusions;

(k) [Intentionally omitted]; and

(l) subject to the provisions of §9, Indebtedness of Subsidiaries of Sealy & Company that are not the Borrower, any Subsidiary Guarantor or owners of direct or indirect interests therein incurred in the ordinary course of business of acquiring, developing and financing real estate, acquiring or financing affiliated companies or making Investments in any thereof.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(h), (j), (k) and (l) above shall have any of the Collateral Pool Properties or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, unencumbered asset pool or any similar form of credit support for such Indebtedness, (ii) none of the Borrower, the Subsidiary Guarantors or their respective Subsidiaries (other than Subsidiaries of Borrower which are not Subsidiary Guarantors, Master Associates or owners of direct or indirect owners therein) shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (other than Indebtedness to the Lenders arising under the Loan Documents) with respect to which there is a Lien on any Equity Interests, right to receive Distributions or similar right in any Subsidiary or Unconsolidated Affiliate or DST of Borrower, and (iii) no Subsidiary of Borrower which directly or indirectly owns a Collateral Pool Property shall create, incur, assume, guarantee or be or remain liable, contingently, with respect to any Indebtedness other than Indebtedness to the Lenders arising under the Loan Documents.

§8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or any of the Subsidiaries of Borrower to, (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, the Guarantors and the Subsidiaries of Borrower may create or incur or suffer to be created or incurred or to exist:

(i) (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets, other than (I) the Collateral (including, without limitation, the Collateral Pool Properties) and (II) any direct or indirect interest of Borrower and any Subsidiary of Borrower in any Subsidiary Guarantor, in respect of judgments permitted by §8.1(d);

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;

(iv) Liens and encumbrances on a Collateral Pool Property (x) expressly permitted under the terms of the Mortgage or Assignment of Interests relating thereto, (y) otherwise set forth in the Title Policy approved by the Agent with respect to such Collateral Pool Property, or (z) the extent not otherwise covered under the foregoing clauses (x) or (y), encumbrances consisting of utility easements or other similar non-material easements or rights-of-way granted by the Subsidiary Guarantor which owns such Collateral Pool Property in the ordinary course of its business that do not (A) materially impair such Person’s title to or the marketability, utility or value of such Collateral Pool Property, (B) materially and adversely interfere with the permitted use or operation of such Collateral

Pool Property, (C) underlie or encroach upon any Building on such Collateral Pool Property (and are not blanket in nature), (D) materially impair access to or from such Collateral Pool Property, (E) impose any ongoing material cost on the owner of such Collateral Pool Property, and (F) have, and would not have, individually or in the aggregate, a Material Adverse Effect;

(v) (A) Liens consisting of mortgage liens on Real Estate, other than Real Estate that constitutes a Collateral Pool Property (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property securing Indebtedness which is permitted by §8.1(h), (j), (k) and (l), and (B) Liens on any direct or indirect Equity Interests and the proceeds thereof of Subsidiaries of Borrower which are not Subsidiary Guarantors, Master Associates or owners of direct or indirect owners therein;

(vi) encumbrances on Real Estate, other than the Collateral Pool Properties, consisting of easements, tenant leases and other occupancy agreements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which Borrower or any such Subsidiary is a party, and other non-monetary liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(vii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent maintenance of such deposit accounts in the ordinary course of business;

(viii) pledges by Sealy & Company expressly permitted by §8.13; and

(ix) subject to the provisions of §9, Recourse Indebtedness of Borrower pursuant to §8.1(j) that is secured by Real Estate (other than the Collateral Pool Properties or interest therein) and related assets.

Notwithstanding anything in this Agreement to the contrary, (x) no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i)(A), (iii), (iv) and (vii), (y) SIPIVGP shall not create or suffer to be created or incurred or to exist any Lien on any of its properties or assets, other than Liens contemplated in §8.2(i)(A) and (z) no Subsidiary of Borrower which indirectly owns a Collateral Pool Property shall create or incur or suffer to be created or incurred any Lien other than a Lien in favor of the Agent for the benefit of the Lenders under the Loan Documents.

§8.3 Restrictions on Investments. The Borrower will not, and will not permit the Guarantors (other than Sealy & Company) or their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower, Guarantor or Subsidiary;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(e) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (d) and have total assets in excess of $50,000,000;

(f) the acquisition of fee simple interests or long-term ground lease interests by Borrower or its Subsidiaries in Real Estate which is (or will be) utilized for Industrial Properties (or other Real Estate described on Schedule 8.3 hereto or approved in writing by Agent and the Required Lenders) located within the continental United States or the District of Columbia;

(g) Investments by the Borrower in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by the Borrower, which in turn own Investments permitted by this §8.3;

(h) Investments by Borrower and its Subsidiaries (other than Subsidiary Guarantors) in Land Assets; provided that the aggregate Investment pursuant to this §8.3(h) shall not exceed five percent (5.0%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Land Assets being greater than five percent (5.0%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder);

(i) Investments by Borrower in non-Wholly Owned Subsidiaries, Unconsolidated Affiliates and DSTs; provided that the aggregate Investment pursuant to this §8.3(i) shall not exceed twenty percent (20%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of and Total Asset Value attributable to non-Wholly Owned Subsidiaries, Unconsolidated Affiliates and DSTs being greater than twenty percent (20.0%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder);

(j) Investments by Borrower and its Subsidiaries (other than Subsidiary Guarantors or other Subsidiaries owning interests in a Subsidiary Guarantor) in Mortgage Note Receivables secured by properties (excluding mezzanine loans secured by equity interests in Persons owning properties) that meet the property type requirements of an Industrial Property; provided, however, that the aggregate Investment pursuant to this §8.3(j) shall not exceed five percent (5.0%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Mortgage Note Receivables being greater than five percent (5.0%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder); and

(k) Investments by Borrower and its Subsidiaries (other than Subsidiary Guarantors or other Subsidiaries owning interests in a Subsidiary Guarantor) in Development Properties and Redevelopment Properties; provided that the aggregate Investment pursuant to this §8.3(k) shall not exceed ten percent (10%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Development Properties and Redevelopment Properties being greater than ten percent (10%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder).

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Borrower and its Subsidiaries in the Investments described in §8.3(h)-(k) exceed twenty-five percent (25%) of Total Asset Value at any time (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Investments described in §8.3(h)-(k) exceeding twenty-five percent (25%) of Total Asset Value, however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder).

For the purposes of this §8.3, the Investment of Borrower or its Subsidiaries in any Unconsolidated Affiliates or DSTs will equal (without duplication) the sum of such Person’s pro rata share of any Investments valued in the manner provided above in this §8.3.

§8.4 Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8 and without limiting any of the terms, conditions or covenants contained in the Assignment of Interests, the Borrower will not, nor will it permit the Subsidiary Guarantors or any of their respective Subsidiaries to, dissolve, liquidate, dispose of all or substantially all of its assets or business, merge, undertake an LLC Division, reorganize, consolidate or do any other business combination, individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Agent and the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto and no Change of Control would occur as a result thereof, the following shall be permitted without the consent of Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Subsidiary Guarantor) with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of Borrower; provided that no such merger or consolidation shall involve any Subsidiary Guarantor unless such Subsidiary Guarantor will be the surviving Person, or (iii) the liquidation or dissolution of any Subsidiary of a Borrower that does not own any assets so long as any assets previously owned by such Subsidiary were disposed of in accordance with this Agreement.

§8.5 Sale and Leaseback. The Borrower will not, and will not permit the Subsidiary Guarantors or the Subsidiaries of Borrower to, enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any Real Estate owned by it in order that then or thereafter such Person shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. None of the Borrower or Subsidiary Guarantors will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating such Real Estate and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except with respect to any Real Estate that is not a Collateral Pool Property where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower and Subsidiary Guarantors shall:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, if requested by Agent take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Collateral Pool Properties in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Collateral Pool Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Collateral Pool Property by the Borrower or Subsidiary Guarantors), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Collateral Pool Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and Subsidiary Guarantors shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Collateral Pool Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Collateral Pool Property and (ii) whether the use and operation of any such Collateral Pool Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Collateral Pool Property, or that any of the Collateral Pool Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Collateral Pool Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Collateral Pool Property and (ii) whether the use and operation of such Collateral Pool Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Collateral Pool Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Collateral Pool Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7 Distributions. The Borrower shall not pay any Distributions whatsoever, directly or indirectly, to the partners, members or other owners of the Borrower unless (a) no Event of Default shall have occurred and be continuing, or would occur as a result of such Distribution, and (b) Borrower has funded or cause to be funded, all amounts required by the Cash Collateral Agreement to be deposited into the Tax and Insurance Reserve Account and the TI/LC Reserve Account (as each such term is defined in the Cash Collateral Agreement).

§8.8 Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction. The Borrower shall not sell all or substantially all of their respective assets.

§8.9 [Intentionally Omitted].

§8.10 Changes in Use and Occupancy; Zoning and Contract Changes and Compliance. The Borrower shall not, and shall not permit any Subsidiary Guarantor or any of their respective Subsidiaries to, unless required by Applicable Law, unless otherwise permitted by this Agreement or unless Agent has otherwise agreed in writing, which consent shall not be unreasonably withheld, allow changes in the nature of the occupancy or use for which such Real Estate was intended at the time of inclusion as a Collateral Pool Property. The Borrower shall not, and shall not permit any Subsidiary Guarantor or any of their respective Subsidiaries to, abandon any Collateral Pool Property. Neither Borrower nor any Subsidiary Guarantor shall initiate or consent to any zoning reclassification of any of its Collateral Pool Property or seek any variance under any existing zoning ordinance or use or permit the use of any Collateral Pool Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation. Neither Borrower nor any Subsidiary Guarantor shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Collateral Pool Property.

§8.11 Derivatives Contracts. The Borrower shall not, and shall not permit any Subsidiary Guarantor or any of their respective Subsidiaries to, contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options for Subsidiaries of Borrower which are not a Guarantor, and which own no interest in any, Subsidiary Guarantor made in the ordinary course of business and permitted pursuant to §8.1.

§8.12 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary Guarantor or any of their respective Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.13 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, except pursuant to the Assignment of Interests, the Borrower will not, and will not permit SIPIVGP, Master Associates, SIPIVLP, SIP IV REIT, SIP IV Investor or Sealy & Company to, create or incur or suffer or permit to be created or incurred, or permit any Subsidiary Guarantor to create or incur, or suffer to be created or incurred, any Lien on any direct or indirect legal, equitable or beneficial interest in the Borrower, SIPIVGP, Master Associates, SIPIVLP, SIP IV REIT, SIP IV Investor or Sealy & Company, including, without limitation, any Distributions or rights to Distributions on account thereof, other than the pledge by Sealy & Company solely of its rights to receive Distribution from SIPIVGP or Borrower to an institutional lender to secure a working capital line of credit to Sealy & Company. Additionally, in no event shall any Eligible Real Estate have applicable to it any restriction which prohibits or purports to prohibit the sale, pledge, transfer, mortgage or assignment of such Eligible Real Estate, or the creation or assumption of any Lien on such Eligible Real Estate or interest therein as security for the Obligations (including any restrictions contained in any applicable organizational documents or any other instrument or agreement (other than a Loan Document).

§8.14 Waste; Alterations.

(a) The Borrower shall not, and shall not permit any Subsidiary Guarantor or any of their respective Subsidiaries to, commit or suffer any waste, impairment or deterioration (ordinary wear and tear excepted) and will not do or suffer to be done anything which will increase the risk of fire or other hazard to the Collateral Pool Properties or any part thereof.

(b) The Borrower shall not, and shall not permit any Subsidiary Guarantor to, construct any new improvements on the Collateral Pool Properties, remove or demolish nor alter the structural character of any building located on the Collateral Pool Properties or any fixtures or personal property relating thereto except when incidental to the replacement of fixtures and personal property with items of like kind and value, customary tenant improvements pursuant to Leases approved or deemed approved pursuant to this Agreement or other repairs, replacements, improvements and alterations expressly permitted pursuant to this Agreement.

§8.15 Changes to Organizational Documents.

(a) Borrower shall not amend or modify, or permit the amendment or modification of, the limited liability company agreements or other formation or organizational documents of Borrower, any Subsidiary, SIPIVGP or any Subsidiary Guarantor in any material respect, without the prior written consent of Agent. Without limiting the foregoing, any of the following modifications shall be deemed to be material amendment requiring the consent of Agent: (i) changes to the provisions of any Preferred Securities of Borrower, or to the rights or powers of the holders of the Preferred Securities; (ii) any modification that is materially adverse to the interest of Agent, the Lenders, the Issuing Lender or the Swing Loan Lender; (iii) any modifications which limit, alter or otherwise restrict any approval rights, or require the consent or approval of any other Person; (iv) if the Person is a limited liability company, failing to include in its organizational documents an express and unconditional prohibition on taking, and waiver of any right to take, any action in furtherance of, or consummating, an LLC Division until the Obligations have been repaid in full, all Letters of Credit have been returned and the obligation of the Lenders to make Loans and issue Letters of Credit shall have terminated; or (v) any modification that could reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall not permit any of the limited liability company agreements or other formation or organizational documents of Sealy & Company or any manager of Sealy & Company or any amendment or modification thereof or any other agreement, to provide for or permit in any way, directly or indirectly, any Change of Control under clause (b) of the definition thereof to exist under any circumstances or events.

§8.16 Options to Purchase. Without the prior written approval of Agent, neither Borrower nor any Subsidiary Guarantor shall grant any Person any right of first refusal, right of first offer or other option to acquire a Collateral Pool Property or any Building thereon or any portion thereof or interest therein (provided that this §8.16 shall not prohibit a Borrower or Subsidiary Guarantor entering into a contract to sell a Collateral Pool Property in the ordinary course of business).

§8.17 Non-Encumbrance of Collateral Pool Properties. Without implying any limitation upon the generality of §8.2, the Borrower will not, and will not permit any other Person to, create or incur or suffer to be created or incurred or to exist (a) any lien, encumbrance, mortgage, pledge, negative pledge, restriction or other security interest of any kind upon any Collateral Pool Property, except as security for the Obligations or any Permitted Liens otherwise permitted under this Agreement, or (b) any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on any Collateral Pool Property or interest therein as security for the Obligations.

§9. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, or Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1 Collateral Pool. The Borrower will not at any time permit the Outstanding Loans and Letter of Credit Liabilities to be greater than the Collateral Pool Availability.

§9.2 Consolidated Total Indebtedness to Total Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Total Asset Value (expressed as a percentage) to exceed sixty percent (60.0%).

§9.3 EBITDA to Fixed Charges. The Borrower will not at any time permit the ratio of (a) EBITDA determined for the four (4) calendar quarters most recently ended to (b) Fixed Charges for the four (4) calendar quarters most recently ended, to be less than 1.50:1.00.

§9.4 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $262,000,000, plus (ii) eighty percent (80.0%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.

§9.5 Secured Indebtedness. The Borrower will not at any time permit Secured Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness to the Lenders arising under any of the Loan Documents) to exceed forty percent (40.0%) of Total Asset Value.

§10. CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from Borrower and Guarantors a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Collateral Pool Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of Borrower or such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of Borrower and Guarantors, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from Borrower and Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from Borrower and Guarantors a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower or the Guarantors, as the case may be, and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrower and the Guarantors shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8 Performance; No Default. Borrower and Guarantors shall have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require. Borrower shall have established with KeyBank, as depository, the accounts required to be established pursuant to the Cash Collateral Agreement.

§10.11 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Collateral Pool Property included in the Collateral as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance satisfactory to the Agent.

§10.12 Compliance Certificate and Collateral Pool Certificate. The Agent shall have received a Compliance Certificate and a Collateral Pool Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4 adjusted in the best good faith estimate of the Borrower as of the Closing Date. The pro forma consolidated balance sheet of the Borrower and its Subsidiaries, as of the Closing Date shall not be materially inconsistent with the forecast previously provided to the Agent and Lenders.

§10.13 [Intentionally Omitted].

§10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.16 KYC; Beneficial Ownership Certificate. The Borrower and Guarantors have provided to the Agent and the Lenders the documentation and other information requested by the Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions Laws and Regulations, the United States Foreign Corrupt Practices Act and other Applicable Law and the Borrower shall have provided to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) a Beneficial Ownership Certification for the Borrower; in each case delivered at least five (5) Business Days prior to the Closing Date.

§10.17 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E attached hereto fully completed, as applicable.

§11.4 Endorsement to Title Policy. To the extent the Agent is then the insured under any Title Policy, at such times as Agent shall determine in its reasonable discretion prior to each funding, if and to the extent available under Applicable Law, a “date down” endorsement to each such Title Policy indicating no change in the state of title (except for Permitted Liens) and containing no survey exceptions not approved by the Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding and Letters of Credit issued and outstanding on or before the effective date of such endorsement (provided that the amount of coverage under an individual Title Policy for an individual Collateral Pool Property need not equal the aggregate amount of all Loans), or if such endorsement is not available or if the Agent is not then the insured under any Title Policy, such other evidence and assurances as the Agent may reasonably require that there has been no change in the state of title for the Collateral Pool Properties (except for Permitted Liens) (which evidence may include, without limitation, a title update, a current mortgagee title commitment, a “nothing further” certificate (with respect to Texas), or an affidavit from the Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy for such Collateral Pool Property approved by the Agent).

§11.5 Future Advances Tax Payment. As a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will pay to the Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Collateral Pool Properties are located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to ensure that the Mortgages on Collateral Pool Property located in such state or Assignment of Interests secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower. The provisions of this §11.5 shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including without limitation §15 hereof.

§12. EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur (subject to any applicable cure periods described in §12.2):

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether by mandatory prepayment, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay (i) any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment or (ii) any other sums due hereunder or under any of the other Loan Document to the Agent or the Lenders (and not addressed by any other provision of this §12.1) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or any other date fixed for payment;

(c) the Borrower shall fail to comply with the covenant contained in §9.1 and such failure shall continue for fifteen (15) Business Days after written notice thereof shall have been given to the Borrower by the Agent; provided, however, in the event that the failure to comply with §9.1 shall be the result of a breach of only subpart (c) of the definition of Collateral Pool Availability, then such cure period in this §12.1(c) shall be extended from fifteen (15) Business Days to ninety (90) calendar days, provided further, however, that Borrower shall have no right to request any additional advance of a Loan or the issuance of any Letter of Credit under this Agreement until subpart (c) of the definition of Collateral Pool Availability is in compliance;

(d) the Borrower shall fail to perform any other term, covenant or agreement contained in §9;

(e) any of the Borrower or the Guarantors shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(f) any representation or warranty made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g) Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the purchase, prepayment, termination or other settlement of such obligation; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve (i) any Recourse Indebtedness, or (ii) Non‑Recourse Indebtedness in excess of $25,000,000.00 individually or in the aggregate;

(h) any of the Borrower, the Guarantors or their respective Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, monitor, receiver, receiver manager, or similar official for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator, monitor, receiver, receiver manager, or similar official of any of the Borrower, the Guarantors or their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee or other custodian, liquidator, monitor, receiver, receiver manager, or similar official for any of the Borrower, the Guarantors or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one or more uninsured or unbonded final judgments against any of the Borrower, the Guarantors or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $5,000,000.00 in any calendar year;

(l) any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of any of the Borrower or the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Borrower, the Guarantors or any of the Subsidiaries of Borrower shall occur or any sale, transfer or other disposition of the assets of any of the Borrower, the Subsidiary Guarantors or any of the Subsidiaries of Borrower shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o) any of the Borrower, the Guarantors or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of such Person which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) the Collateral;

(p) any Change of Control shall occur;

(q) any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate any Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document

(r) Borrower or any Subsidiary Guarantor abandons all or a portion (other than de minimis portion) of the Collateral Pool Property;

(s) any Collateral Pool Property shall be taken on execution or other process of law (other than by eminent domain) in any action against the owner thereof;

(t) the Collateral Pool Property, or any part thereof, is subjected to actual or threatened waste or to removal, demolition or material alteration so that the value of the Collateral Pool Property is materially diminished thereby, and the Agent determines that the Lenders are not adequately protected from any loss, damage or risk associated therewith;

(u) an Event of Default under any of the other Loan Documents shall occur; or

(v) the Borrower or the Subsidiary Guarantors shall fail to comply with the covenants set forth in §8.6 hereof.

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by Agent or the Required Revolving Credit Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit into the Collateral Account and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and Revolving Credit Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.

§12.2 Certain Cure Periods; Limitation of Cure Periods.

(a) Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that, solely with respect to the failure described in §12.1(b)(i), Borrower cures such Default within five (5) Business Days after the date such payment is due or, solely with respect to the failure described in §12.1(b)(ii), Borrower cures such Default within fifteen (15)

Business Days after the date such payment is due, provided, however, that Borrower shall not be entitled to receive more than two (2) grace periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default consisting of a failure to comply with §7.4(c), §7.14, §7.16, §8.1, §8.2, §8.3, §8.4, §8.7, §8.11 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b) In the event that there shall occur any Default that affects only certain Collateral Pool Property or the owner(s) thereof, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Collateral Pool Property from the calculation of Collateral Pool Availability and by reducing the Outstanding Loans by the amount of the Collateral Pool Availability attributable to such Collateral Pool Property, in which event such removal and reduction shall be completed within five (5) Business Days after receipt of notice of such Default from the Agent or the Required Lenders.

(c) Notwithstanding the terms of §§7.8, 7.10, 8.4, 8.8, 8.12, 12.1(g), 12.1(h) and 12.1(j), the failure of any Subsidiary of Sealy & Company that is not the Borrower or a Subsidiary of the Borrower to comply with the covenants set forth in any of such sections (or with respect to the events described in §12.1(g)-(k) or §12.1(m), the occurrence of any such event as to any Subsidiary of Sealy & Company that is not the Borrower or a Subsidiary of the Borrower) shall not constitute a Default under such provisions provided that any such failure to perform an event, whether individually or in the aggregate, shall not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), prospects or results of operation of Sealy & Company or the ability of Sealy & Company to perform any of its material obligations under the Loan Documents.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Revolving Credit Lenders shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans and issue Letters of Credit to the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If Borrower or a Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower and/or the Guarantors upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower and the Guarantors shall pay all costs of collection including, but not limited to, reasonable attorney’s fees (determined without regard to the percentages in O.C.G.A. §13-1-11 or any other statutory presumption).

§12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrower or Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy or other proceeding under any Insolvency Law) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13; and (iv) any amounts applied pursuant to §12.6(d) shall be first applied to the Obligations owing to the Revolving Credit Lenders and then to the Term Loan Lenders and Lender Hedge Providers pro rata; and (v) except as otherwise provided in clauses (iii) and (iv) above, Obligations owing to the Lenders and Lender Hedge Providers with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers pro-rata and, for the avoidance of doubt, as between Revolving Credit Loans, Term Loans A and Term Loans B shall be made pro-rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto; and

§12.6 Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section.

(b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral

Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d) If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.

§13. SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Subsidiary Guarantors and any securities or other property of the Borrower or the Subsidiary Guarantors in the possession of such Lender may, without notice to Borrower or any Subsidiary Guarantor (any such notice being expressly waived by Borrower and the Subsidiary Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Subsidiary Guarantors to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from Borrower or Subsidiary Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14. THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Majority Lenders, Required Lenders, the Required Revolving Credit Lenders, the Required Term Loan A Lenders or the required Term Loan B Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any of their respective Subsidiaries or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower, the Guarantors or their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan.

§14.5 Payments.

(a) A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, each payment of the Borrower hereunder shall be applied in accordance with §2.13(d).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower and the Guarantors as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation; Removal. The Agent may resign at any time by giving ten (10) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Required Lenders (excluding for the purposes hereof the Commitment of the Lender acting as Agent) may remove the Agent in the event of Agent’s gross negligence or willful misconduct. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender. Upon any such resignation or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation , then the retiring Agent may, on behalf of the Lenders, subject to the reasonable approval of Borrower (provided no approval of Borrower shall be required if a Default or Event of Default shall have occurred and be continuing), appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender. After any retiring Agent’s resignation or its removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders spend money for maintenance, repairs or other expenses which may be necessary to be incurred in an aggregate amount not to exceed $2,000,000.00 and pay taxes, insurance premiums and rents due under any Ground Lease, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or out of the Collateral within such period with respect to the Collateral Pool Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) Borrower will enter into leases or rental agreements covering Collateral Pool Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Collateral Pool Property may be subject to a Taking, or (c) Borrower or Subsidiary Guarantors may desire to enter into easements or other agreements affecting the Collateral Pool Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrower and Subsidiary Guarantors Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Collateral Pool Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

§14.13 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent (or Issuing Lender, as applicable) shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders, the Required Lenders, the Required Term Loan A Lenders, the Required Term Loan B Lenders, or the Required Revolving Credit Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15 Borrower Not Beneficiary. Except for the provisions of the last sentence of §14.1 and of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or Guarantors, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.1, §12.5, §12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§14.17 Erroneous Payments.

(a) If the Agent (x) notifies a Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender (any such Lender, Issuing Lender or other recipient (and each of their respective successors and assigns, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this §14.17 and held in trust for the benefit of the Agent, and such Lender or

Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing) return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Lender shall use commercially reasonable efforts to (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this §14.17(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this §14.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to §14.17(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Issuing Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuing Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class of Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance Agreement by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consent required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to §18 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Lender, to the rights and interests of such Lender or Issuing Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s or Guarantor’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor; provided that this §14.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this §14.17 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

§15. EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Collateral Pool Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages, Assignments of Interests and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title insurance premiums, engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and Arranger and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral Pool Properties or other Collateral, the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out‑of‑pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the workout or enforcement of or preservation of rights under any of the Loan Documents against the Borrower and the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Debtdomain, Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16. INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Collateral Pool Properties or the Loans, (b) any condition of the Collateral Pool Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors or any of their Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral Pool Properties or any other Real Estate, (g) with respect to the Borrower or the Guarantors and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Debtdomain, Intralinks, SyndTrak or any

other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.

§17. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents and the Borrower’s obligations under §§4.7, 4.8 and 4.9 shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18. ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, Borrower shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a Wholly Owned Subsidiary of such Lender) (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan A Commitment in the event an interest in the Term Loans A is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan B Commitment in the event an interest in the Term Loans B is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit I annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any natural person or to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower or Guarantors or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Loans shall have a net worth as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower, (g) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent and (h) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower). Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Guarantors and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2 Register. The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note prepared and submitted to Borrower by Agent to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.7, §4.8 and §4.9, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or the Guarantors, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrower or the Guarantors and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower or Guarantors or any material Collateral (except as otherwise permitted under §5.4, §5.6 or §5.7). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender or to such other Person as the Agent may approve to secure obligations of such Lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by the Borrower or the Guarantors. Neither the Borrower nor the Guarantors shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders.

§18.7 Disclosure. Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrower or Guarantors that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of Borrower or Guarantors. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrower and the Guarantor shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of all of the Lenders or all of the Lenders directly affected thereby and is approved by the Required Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit I and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19. NOTICES.

(a) Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Real Estate Capital Services

With a copy to:

KeyBank National Association
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attn: Thomas Z. Schmitt

and

Dentons US LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: Brian T. Holmes, Esq.

If to the Borrower:

Sealy Industrial Partners IV OP, LP
c/o Sealy & Company, LLC
333 Texas Street
Suite 1050
Shreveport, Louisiana 71101
Attn: Mark P. Sealy

With a copy to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attn: Christina M. Graham, Esq.

to any other Lender which is a party hereto, at the address for such Lender set forth on its Schedule 1.1 hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days’ prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b) Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(c) Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20. RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF GEORGIA (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER OR GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF.

§22. HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24. ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §4.15, §18.8 and §27.

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26. DEALINGS WITH THE BORROWER AND THE GUARANTORS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower or the Guarantors or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of: (a) in the case of a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest), the consent of each Lender holding a Note affected by such interest rate reduction; (b) in the case of an increase in the Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or the amount of the Commitments of any Lender, the consent of such Lender whose Commitment is increased; (c) in the case of any increase in the Total Commitment (other than in connection with an increase under §2.11), each Lender; (d) in the case of a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents, the consent of each Lender that would have otherwise received such principal, interest or fee; (e) in the case of a change in the amount of any fee payable to a Lender hereunder, the consent of each Lender to which such fee would otherwise be owed; (f) in the case of the postponement of any date fixed for any payment of principal of or interest on the Loan, the consent of each Lender that would otherwise have received such principal or interest at such earlier fixed date; (g) in the case of an extension of the Revolving Credit Maturity Date (except as provided in §2.12), the Term Loan A Maturity Date or the Term Loan B Maturity Date, each Lender whose Commitment is thereby extended; (h) in the case of a change in the manner of distribution of any payments to the Lenders or the Agent, the consent of each Lender directly affected thereby; (i) the release of Borrower, the Guarantors or any material Collateral except as otherwise provided in this Agreement, the consent of each Lender; (j) in the case of an amendment of the definition of Majority Lenders, each Lender, in the case of an amendment of the definition of Required Lenders, each Lender, in the case of an amendment of the definition of Required Revolving Credit Lenders, each Revolving Credit Lender, in the case of an amendment to the definition of Required Term Loan A Lenders, each Term Loan A Lender, and, in the case of an amendment to the definition of Required Term Loan B Lenders, each Term Loan B Lender; (k) in the case of any modification to require a Lender to fund a pro rata share of a request for any advance of the Loan to Borrower other than based on such Lender’s Commitment Percentage, the consent of each such Lender thereby required to fund a pro rata share other than based on its Commitment Percentage; (l) in the case of an amendment to this §27, each Lender directly affected thereby; (m) in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Lenders or the Required Lenders, to require a lesser number of Lenders to approve such action, each Lender, in the case of an amendment of any provision of any Loan Document that requires the approval of the Required Revolving Credit Lenders to require a lesser number of Lenders to approve such action, each Revolving Credit Lender, in the case of an amendment to any provision of the Loan Documents that requires the approval of the Required Term Loan A Lenders to require a lesser number of Lenders to approve such action, each Term Loan A Lender or, in the case of an amendment to any provision of the Loan Documents that requires the approval of the Required Term Loan B Lenders to require a lesser number of Lenders to approve such action, each Term Loan B Lender; or (n) in the case of an amendment or waiver of the conditions contained in §11 to all Revolving Credit Lenders making any Loan or issuing any Letter of Credit, the consent of the Required Revolving Credit Lenders. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. There shall be no amendment, modification or waiver of any provision in the Loan Documents which result in a modification of the conditions to funding or in increased borrowing availability with respect to the Revolving Credit Commitment without the written consent of the Required Revolving Credit

Lenders, the Term Loan A Commitment without the consent of the Required Term Loan A Lenders, the Term Loan B Commitment without the consent of the Required Term Loan B Lenders, nor any amendment, modification or waiver that disproportionately affects the Revolving Credit Lenders, the Term Loan A Lenders or Term Loan B Lenders without the approval of the Required Revolving Credit Lenders, Required Term Loan A Lenders or Required Term Loan B Lenders, respectively. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent on any matter not expressly waived. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of Borrower or Guarantors shall entitle Borrower or Guarantors to other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or, except as provided in §2.12, extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender). Notwithstanding anything to the contrary in this Agreement, including this §27, this Agreement may be amended by Borrower and Agent to provide for any Commitment Increase in the manner contemplated by §2.11 and the extension of the Revolving Credit Maturity Date as provided in §2.12. The provisions of §4.15 shall control with respect to any amendment or modification of this Agreement or the Loan Documents in connection with the implementation of any Benchmark Replacement or Conforming Changes.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent on any matter not expressly waived. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or the Guarantors to other or further notice or demand in similar or other circumstances.

Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment, modification or supplement shall become effective without any further action or consent of any of other party to this Agreement.

§28. SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29. TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30. NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31. REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32. NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Lender Hedge Providers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower, the Guarantors or any of their respective Subsidiaries of any development or the absence therefrom of defects.

§33. PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

§34. Acknowledgement and consent to bail-in of AFFECTED financial institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

§35. ELECTRONIC SIGNATURES.

Without limiting the provisions set forth in §19(b), delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by facsimile or as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format shall be effective as delivery of a manually executed counterpart of this Agreement of such other Loan Document for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Georgia Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent. For the purposes hereof, “Electronic Signatures” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement and the other Loan Documents to which it is a party through electronic means and there are no restrictions for doing so in that party’s constitutive documents. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any of the Agent or the Lenders and any of the Borrower or Guarantors, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Loan Document based solely on the lack of paper original copies of such Loan Document, including with respect to any signature pages thereto.

§36. WAIVER OF CLAIMS.

Borrower for itself and the Guarantors acknowledges, represents and agrees that Borrower and Guarantors as of the date of this Agreement have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents (including the Existing Credit Agreement), the administration or funding of the Loans (including any “Loans” made under the Existing Credit Agreement) or with respect to any acts or omissions of Agent or any of the Lenders (including under the Existing Credit Agreement), or any past or present officers, agents or employees of Agent or any of the Lenders with respect to any of the foregoing, and each of Borrower and Guarantors does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

§37. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the

Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

§38. CONSENT TO AMENDMENT AND RESTATEMENT; EFFECT OF AMENDMENT AND RESTATEMENT.

Pursuant to §27 of the Existing Credit Agreement, KeyBank as the Agent under the Existing Credit Agreement and each Lender hereby consents to the amendment and restatement of the Existing Credit Agreement pursuant to the terms of this Agreement and the amendment or amendment and restatement of the other “Loan Documents” (as defined in the Existing Credit Agreement), and by execution hereof the Lenders authorize the Agent to enter into such agreements. On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement, except as specifically set forth herein, shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute a novation or termination of the “Obligations” under the Existing Credit Agreement, which remain outstanding as of the Closing Date. All interest and fees accrued and unpaid under the Existing Credit Agreement as of the date of this Agreement shall be due and payable in the amount determined pursuant to the Existing Credit Agreement for periods prior to the Closing Date on the next payment date for such interest or fee set forth in this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives under seal as of the date first set forth above.

BORROWER:

SEALY INDUSTRIAL PARTNERS IV OP, LP, a Georgia limited partnership

By: Sealy Industrial Partners IV GP, LLC, a Georgia limited liability company, its General Partner

By: /s/ Mark P. Sealy
Name: Mark P. Sealy
Title: Manager

(SEAL)

[Signatures Continue On Next Page]

KeyBank/SIP IV (2026)

First Amended and Restated Credit Agreement

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as Agent

By: /s/ Thomas Z. Schmitt
Name: Thomas Z. Schmitt
Title: Senior Vice President

(SEAL)

KeyBank/SIP IV (2026)

First Amended and Restated Credit Agreement